Exhibit 2.1

Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

LEVEL BRANDS, INC.,

ACQCO, LLC,

cbdMD LLC,

and

CURE BASED DEVELOPMENT, LLC.

Dated as of December 3, 2018

Execution Version

Schedules and Exhibits

Disclosure Schedule

Exhibits:
Exhibit A-1:	First Certificate of Merger
Exhibit A-2:	Second Certificate of Merger
Exhibit B:	Schedule of Company Members and Company Membership Interests
Exhibit C:	Voting Proxy Agreement
Exhibit D:	Leak-Out Agreement
Exhibit E:	Coffman Employment Agreement
Exhibit F-1:	Secured Promissory Note
Exhibit F-2:	Security Agreement
Exhibit G-1:	Opinion of Pearlman Law Group LLP
Exhibit G-2:	Opinion of Lance M. Blundell, Esq.
Exhibit H:	Dunayer Employment Agreement

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2018 (this “Agreement”), is by and among LEVEL BRANDS, INC., a North Carolina corporation (the “Parent”), ACQCO, LLC, a North Carolina limited liability company and a wholly owned subsidiary of the Parent (“Merger Sub”), cbdMD LLC, a North Carolina limited liability company and wholly owned subsidiary of the Parent (“Sub LLC”) and CURE BASED DEVELOPMENT, LLC, a Nevada limited liability company (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Parent, the sole member of each of the Merger Sub and the Sub LLC, and the Company Managers and Company Members have each determined that it would be advisable and in the best interests of each entity and their respective shareholders and members that (i) the Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of the Parent (the “Merger”); and (ii) following the effectiveness of the Merger and as part of an integrated plan with the Merger, the statutory merger of the Company with and into the Sub LLC (the “Secondary Merger” and collectively with the Merger, the “Mergers”), with Sub LLC surviving as a wholly-owned subsidiary of the Parent, upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of North Carolina Law and Nevada Law, and in furtherance thereof, have approved this Agreement, the Mergers and other transactions contemplated by this Agreement (the “Transactions”).

WHEREAS, the parties to this Agreement intend that, for U.S. federal tax purposes, the Merger and the Secondary Merger will (i) constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement, and (ii) qualify as a “reorganization” under Section 368(a)(1)(A) of the Code in accordance with Revenue Ruling 2001-46, 2001-42 I.R.B. 221.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                                Certain Defined Terms. For purposes of this Agreement:

“2019 Annual Meeting” shall have the meaning set forth in Article X.

“Accounts Receivable” shall have the meaning in Section 3.06(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Net Revenues” shall have the meaning set forth in Section 2.06(c).

“Audited Balance Sheet” shall have the meaning set forth in Section 3.06(b).

“Benefit Plan” shall have the meaning set forth in Section 3.10(a).

“Bralina Note” shall have the meaning set forth in Section 5.01(b).

“Business” means the manufacture, sale and distribution of products containing cannabidiol.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“CBD Holding” shall have the meaning set forth in Section 11.02.

“Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of the Parent or Sub LLC, or the sale of all or substantially all of the assets of Sub LLC.

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Coffman” means R. Scott Coffman.

“Coffman Employment Agreement” means the Employment Agreement to be entered into at Closing between Coffman and the Sub LLC in the form attached hereto as Exhibit E.

“Company Financial Statements” shall have the meaning in Section 3.06(a).

“Company Managers” means R. Scott Coffman, Todd Justice, Caryn Dunayer and Tom Wicker, being all of the managers of the Company.

“Company Members” means the owners of the Company Membership Interests as set forth on Exhibit B hereto.

“Company Member Approval” shall have the meaning set forth in Section 3.02.

“Company Member Indemnified Party” and “Company Member Indemnified Parties” shall have the meanings set forth in Section 8.03(a).

“Company Membership Interests” means the outstanding membership interests of the Company held by the Company Members as set forth on Exhibit B hereto.

“Company Constituent Documents” means the Company’s articles of organization, as amended, and the Company’s operating agreement, as amended.

“Company Returns” shall have the meaning in Section 3.15(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other legally binding agreements, commitments and legally binding arrangements in writing.

“Dunayer Employment Agreement” means the Employment Agreement to be entered into at Closing between Caryn Dunayer and the Sub LLC in the form attached hereto as Exhibit H.

“Earnout Shares” shall mean the sum of the First Earnout Shares, the Second Earnout Shares, the Third Earnout Shares and the Fourth Earnout Shares.

“Edge” means Edge of Business, LLC, a entity controlled by Coffman.

“Edge Note” means the 18 month 6% promissory note in the principal amount of $1,490,822.49 to be entered into on the Closing Date between the Parent and which represents amounts previously advanced to the Company by Edge prior to the date of this Agreement. The Edge Note shall be payable as follows: (i) $1,000,000 paid on the Closing Date, followed by (ii) interest only for the first twelve months and thereafter six equal and consecutive monthly installments of principal and interest sufficient to pay the Note in full.

“Effective Time” shall have the meaning set forth in Section 2.02(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” shall have the meaning set forth in Section 3.16.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning set forth in Section 8.01.

“Farm Bill” means the Agricultural and Nutrition Act of 2018, or such other titled Federal legislation, which, when approved by the President of the United States, contains a permanent declassification of cannabidiol as a controlled substance under Federal law.

“Final Marking Period End Date” means the fifty-nine (59) month anniversary of the Closing Date.

“First Certificate of Merger” shall have the meaning set forth in Section 2.01(a).

“First Earnout Shares” shall be calculated as follows:

Aggregate Net Revenues	Shares Issued / Each $ of Aggregate Net Revenue Ratio

$1 - $20,000,000	.190625
$20,000,001 - $60,000,000	.0953125
$60,000,001 - $140,000,000	.04765625
$140,000,001 - $300,000,000	.023828125

For clarification purposes, the Aggregate Net Revenues during such Marking Period shall be multiplied by the applicable Shares Issued/Each $ of Aggregate Net Revenue Ratio.

“First Marking Period” means the period beginning on the Marking Period Commencement Date and ending on the First Marking Period End Date, except that if the Closing Date is not the first day of a calendar quarter, then the First Marking Period shall include the period from the Closing Date to the day of the first calendar quarter following the Closing Date.

“First Marking Period End Date” means the last day of the twelfth calendar month following the Marking Period Commencement Date.

“First Tranche Shares” shall have the meaning set forth in Section 2.06(a).

“Fourth Earnout Shares” shall be calculated as follows:

Aggregate Net Revenues	Shares Issued / Each $ of Aggregate Net Revenue Ratio

$1 - $20,000,000	.190625
$20,000,001 - $60,000,000	.0953125
$60,000,001 - $140,000,000	.04765625
$140,000,001 - $300,000,000	.023828125

For clarification purposes, the Aggregate Net Revenues during such Marking Period shall be multiplied by the applicable Shares Issued/Each $ of Aggregate Net Revenue Ratio, minus, the number of shares issued as a result of Aggregate Net Revenues during the First Marking Period, Second Marking Period and Third Marking Period.

“Fourth Marking Period” means the period beginning on the first day following the Third Marking Period End Date and ending on the Final Marking Period End Date.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnification Claim Notice” shall have the meaning set forth in Section 8.06(a).

“Indemnification Claim Objection” shall have the meaning set forth in Section 8.06(b).

“Indemnification Per Share Valuation” means the greater of (i) the per share stock price on the Closing Date, or (ii) the greater of the average closing sale price as report on the NYSE American, or such other exchange on which the Parent Common Stock is then listed, for the thirty trading days immediately preceding (1) the date of the Indemnification Claim Notice, or (2) the required date of payment of the Indemnification Claim.

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, formulas, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which the Company is a party, beneficiary or otherwise bound (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and other licenses that are generally available to any requesting party on standard terms with nondiscriminatory pricing, “Off the shelf software”).

“Intellectual Property Assets” means all Intellectual Property that is owned by the Company and used in or necessary for the conduct of the Business as currently conducted (excluding Off the shelf software).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge” with respect to a party, means the actual - knowledge of any officer, director or manager of such party or the constructive knowledge of Coffman.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, or any injunction, judgment, decree or order in which the party in question is a named party, in each case of any Governmental Authority.

“Leak-Out Agreement” means the Lock-Up Leak-Out Agreement to be executed and delivered (i) at the Closing by each Company Member for the First Tranche Shares and Second Tranche Shares receiving such shares and (ii) prior to issuance of any Earnout Shares by each Company Member receiving Earnout Shares in the form attached hereto as Exhibit D.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, or common law, or any legally binding Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers;provided, however, that “Losses” shall not include (a) punitive damages, except in the case of fraud or (b) any special, consequential, punitive, incidental, indirect or speculative damages, in each case except to the extent actually awarded to a Governmental Authority or other third party.

“Marking Periods” shall mean the First Marking Period, the Second Marking Period, the Third Marking Period and the Fourth Marking Period.

“Marking Period Commencement Date” means the first day of the calendar quarter immediately following the Closing Date.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities, operations or results of operations of the Company, taken as a whole, or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by this Agreement;provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from or arising out of (A) changes in the general economy or changes generally affecting the industries in which the Company operates or the financial, debt, credit or securities markets in the United States or elsewhere, (B) political conditions, acts of war, acts of terrorism or natural disasters or other force majeure events, (C) changes in Law or GAAP or the interpretation or enforcement of any of the foregoing, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) compliance with the terms of this Agreement, (F) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect) or (G) any matter set forth on the Disclosure Schedules solely to the extent of the facts and circumstances with respect to such matter actually disclosed to the Parent as of the date hereof, except to the extent that any event, change, circumstance, occurrence, effect or state of facts resulting from or arising out of the matters described in clauses (A) and (C) is disproportionately adverse to the Company, taken as a whole, as compared to other companies that conduct business in the industries and geographies in which the Company conducts business (in which case, only the extent of such disproportionate impact (if any) shall be taken into account when determining whether there is a Material Adverse Effect).

“Material Contract” and “Material Contracts” shall have the meanings set forth in Section 3.17.

“Material Customers” shall have the meaning set forth in Section 3.22(a).

“Material Suppliers” shall have the meaning set forth in Section 3.22(b).

“Merger Consideration” means up to 30,500,000 shares of Parent Common Stock which may be issued to the Company Members in accordance with Section 2.06 hereof.

“Multiemployer Plan” shall have the meaning set forth in Section 3.10(c).

“Net Revenues” means all the net revenues (as defined by GAAP) of the business of Sub LLC (whether or not Sub LLC is reorganized by the Parent into one or more industry segments, divisions or separate business entities) arising on or after the Closing Date from the following: all products and services currently produced by, reiterations of such products and services, and any products and services organically developed by, Sub LLC (or its predecessor in interest, the Company), provided, however, “Net Revenues” shall exclude any product related revenues and the cost of goods sold associated with those product related revenues which have a gross profit margin (sales minus cost of goods sold) below twenty five percent (25%);provided, further, that in no event shall Sub LLC’s cost of goods sold include (for purposes of calculating gross profit margin) any advertising, marketing, brand enhancement or similar costs, expenses or charges.

“Net Revenue Certificate” shall have the meaning set forth in Section 2.06(c).

“Nevada Law” means the Nevada Revised Statutes.

“North Carolina Law” means the North Carolina Business Corporation Act.

“NYSE Regulation” means NYSE Regulation, Inc.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Authority or duly appointed arbitrator or panel of arbitrators.

“Parent Common Stock” means the common stock, par value $0.001, of the Parent.

“Parent Financial Statements” shall have the meaning set forth in Section 4.07.

“Parent Group” shall have the meaning set forth in Article IV.

“Parent Indemnified Party” and “Parent Indemnified Parties” shall have the meanings set forth in Section 8.02(a).

“Parent Payment Shares” means the First Tranche Shares, the Second Tranche Shares and the Earnout Shares.

“Permits” shall have the meaning in Section 3.08(b).

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws; and (vi) such imperfections of title and encumbrances (other than imperfections of title to, or encumbrances on, Intellectual Property), if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” shall have the meaning set forth in Section 3.21(a).

“Post-Closing Tax Period” means a Tax period ending after the Closing Date.

“Potential 280G Benefits” means any potential payments or benefits that may be made or provided to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement which could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

“Pre-Closing Tax Period” means a Tax period ending on or before the Closing Date.

“Privacy Laws” shall have the meaning set forth in Section 3.21(a).

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 10% of the outstanding voting equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, election, claim for refund, statement, information statement or return and other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any related or supporting schedule, statement, information or attachment thereto and including any amendment thereof or supplement thereto.

“SEC Documents” shall have the meaning set forth in Section 4.07.

“Second Certificate of Merger” shall have the meaning set forth in Section 2.01(b).

“Second Earnout Shares” shall be calculated as follows:

Aggregate Net Revenues	Shares Issued / Each $ of Aggregate Net Revenue Ratio

$1 - $20,000,000	.190625
$20,000,001 - $60,000,000	.0953125
$60,000,001 - $140,000,000	.04765625
$140,000,001 - $300,000,000	.023828125

For clarification purposes, the Aggregate Net Revenues during such Marking Period shall be multiplied by the applicable Shares Issued/Each $ of Aggregate Net Revenue Ratio, minus, the number of shares issued as a result of the Aggregate Net Revenues during the First Marking Period.

“Second Effective Time” shall have the meaning set forth in Section 2.02(c).

“Second Marking Period” means the period beginning on the first day following the First Marking Period End Date and ending on the last day of the twelfth calendar month following the First Marking Period End Date.

“Second Marking Period End Date” means the last day of the twelfth calendar month following the First Marking Period End Date.

“Second Tranche Shares” shall have the meaning in Section 2.06(b).

“Secured Promissory Note” means the Secured Promissory Note in the form attached hereto as Exhibit F-1.

“Security Agreement” means the Security Agreement in the form attached hereto as Exhibit F-2.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the NYSE American LLC (or any successor entity) from the shareholders of the Parent with respect to the transactions contemplated by the Transaction Documents, including the issuance of shares of Parent Common Stock in excess of 19.99% of the issued and outstanding Parent Common Stock on the Closing Date and the potential issuance of in excess of 5% of Parent Common Stock to one or more individuals.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Surviving Company” shall have the meaning set forth in Section 2.01(a).

“Surviving LLC” shall have the meaning set forth in Section 2.01(b).

“Systems” means servers, hardware systems, databases, circuits, networks, data processing, account management, inventory management, and other computer, communications and telecommunications assets and equipment.

“Taxes” means: (i) all federal, state, local, foreign and other income, net income, gross income, gross receipts, estimated, add-on minimum, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, welfare, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, levies, tariff, impost, escheat or other taxes, fees, assessments or charges of any kind whatsoever in the nature of taxes (including any amounts resulting from the failure to file any Return) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.

“Termination Date” shall have the meaning set forth in Section 9.01(b)(i).

“ThinkEquity” means Think Equity, a division of Fordham Financial Management, special advisor to the Board of Directors of the Parent.

“Third Earnout Shares” shall be calculated as follows:

Aggregate Net Revenues	Shares Issued / Each $ of Aggregate Net Revenue Ratio

$1 - $20,000,000	.190625
$20,000,001 - $60,000,000	.0953125
$60,000,001 - $140,000,000	.04765625
$140,000,001 - $300,000,000	.023828125

For clarification purposes, the Aggregate Net Revenues during such Marking Period shall be multiplied by the applicable Shares Issued/Each $ of Aggregate Net Revenue Ratio, minus, the number of shares issued as a result of Aggregate Net Revenues during the First Marking Period and Second Marking Period.

“Third Marking Period” means the period commencing on the first day following the Second Marking Period End Date and ending on the Third Marking Period End Date.

“Third Marking Period End Date” means the last day of the eighteenth calendar month following the Marking Period Commencement Date.

“Third Party Claim” shall have the meaning set forth in Section 8.07(a).

“Threshold Amount” shall have the meaning set forth in Section 8.04(a).

“TRW Note” shall have the meaning set forth in Section 5.01(b).

“Transaction Documents” means this Agreement, the Disclosure Schedules, the First Certificate of Merger, the Second Certificate of Merger, the Schedule of Company Members and Company Membership Interests, the Voting Proxy, the Leak Out Agreements, the Coffman Employment Agreement, the Dunayer Employment Agreement, the Secured Promissory Note, the Security Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement.

“Voting Proxy Agreement” shall have the meaning in Section 2.06(b).

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software owned or licensed by the Company and used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

ARTICLE II
THE MERGER

Section 2.01                                Merger.

(a)           At the Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit A-1 (the “First Certificate of Merger”) and the applicable provisions of Nevada Law and North Carolina Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Company.”

(b)           Immediately following the Merger, and as part of the same overall transaction, at the Second Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit A-2 (the “Second Certificate of Merger”) and the applicable provisions of Nevada Law and North Carolina Law, the Surviving Company shall be merged with and into the Sub LLC, which shall be the surviving entity (the “Surviving LLC”) in the Secondary Merger, and the separate existence of the Surviving Company shall thereupon cease. Without limiting the generality of the foregoing, following the Secondary Merger, all property, rights, powers, privileges and franchises of the Company, Merger Sub and Surviving Company shall vest in the Surviving LLC, and all debts, liabilities and duties of the Company, Merger Sub and Surviving Company shall become the debts, liabilities and duties of the Surviving LLC. Immediately following the Secondary Merger, the Surviving LLC shall be a wholly-owned subsidiary of Parent, and shall at all times be a disregarded entity for United States federal and state income tax purposes.

Section 2.02                                Closing; Effective Times.

(a)           Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of the Parent on the second Business Day following the satisfactions of the closing conditions set forth in Article VII hereof. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)           Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the First Certificate of Merger with the Secretaries of State of the States of Nevada and North Carolina in accordance with the applicable provisions of Nevada Law and North Carolina Law. The time of the filing and acceptance by the Secretaries of State of the States of Nevada and North Carolina, or such other later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the First Certificate of Merger, shall be referred to herein as the “Effective Time.”

(c)           Second Effective Time. Immediately after the Effective Time, the parties hereto shall cause the Secondary Merger to be consummated by filing the Second Certificate of Merger with the Secretaries of State of the States of Nevada and North Carolina in accordance with the applicable provisions of Nevada Law and North Carolina Law. The time of the filing and acceptance by the Secretaries of State of the States of Nevada and North Carolina, or such other later time as may be agreed in writing by Parent, Sub LLC and the Company and specified in the Second Certificate of Merger, shall be referred to herein as the “Second Effective Time.”

Section 2.03                                Organizational Documents of the Surviving Company and Surviving LLC.

(a)           First Merger Documents. Unless otherwise determined by Parent prior to the Effective Time, the articles of organization of the Surviving Company shall be amended and restated as of the Effective Time to be identical to the articles of organization of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Nevada Law and as provided in such articles of organization. Unless otherwise determined by Parent prior to the Effective Time, the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company as of the Effective Time until thereafter amended in accordance with Nevada Law and as provided in the certificate of incorporation of the Surviving Company and such bylaws.

(b)           Secondary Merger Documents. Unless otherwise determined by Parent prior to the Second Effective Time, the articles of organization of the Surviving LLC, as in effect immediately prior to the Second Effective Time, shall be the articles of organization of the Surviving LLC at the Second Effective Time, until thereafter amended in accordance with North Carolina Law and as provided in such articles of organization. Unless otherwise determined by Parent prior to the Second Effective Time, the operating agreement of the Surviving LLC, as in effect immediately prior to the Second Effective Time, shall be the operating agreement of the Surviving LLC as of the Secondary Effective Time until thereafter amended in accordance with North Carolina Law and as provided in the articles of organization of the Surviving LLC and such operating.

Section 2.04                                Directors and Officers of the Surviving Company and Surviving LLC.

(a)           Directors and Officers of the Surviving Company. The managers of Surviving Company immediately prior to the Effective Time shall be the managers of the Surviving Company immediately after the Effective Time, to hold the office of a manager of the Surviving Company in accordance with the provisions of Nevada Law and the articles of organization and operating agreement of the Surviving Company until its successor is duly elected and qualified. The officers of Surviving Company immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the operating agreement of the Surviving Company.

(b)           Sole Member and Officers of the Surviving LLC. Parent shall be the sole member (as defined in the operating agreement of the Surviving LLC) of the Surviving LLC. Coffman shall be appointed the Chief Executive Officer of the Surviving LLC immediately after the Second Effective Time, to hold office in accordance with the provisions of the Coffman Employment Agreement.

Section 2.05                                General Effects of the Mergers.

(a)           Effects of the First Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Nevada Law and North Carolina Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b)           Effects of the Secondary Merger. At the Second Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Nevada Law and North Carolina Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Surviving Company shall vest in the Surviving LLC, and all debts, liabilities and duties of the Merger Sub and Surviving Company shall become the debts, liabilities and duties of the Surviving LLC.

Section 2.06                                Merger Consideration. After Shareholder Approval, the Merger Consideration shall be tendered to the Company Members as follows:

(a)           As promptly as practicable after the Second Effective Time, the Parent shall instruct its transfer agent to issue 6,500,000 shares of Parent Common Stock to the Company Members (the “First Tranche Shares”) in such amounts as set forth on Exhibit B hereto;

(b)           As promptly as practicable after the Second Effective Time, the Parent shall instruct its transfer agent to issue an additional 8,750,000 shares of Parent Common Stock to the Company Members (the “Second Tranche Shares”) in such amounts as set forth on Exhibit B hereto. As a condition of the issuance of the Second Tranche Shares, each Company Member receiving such shares will grant an irrevocable voting proxy over such shares, in the form attached hereto as Exhibit C (the “Voting Proxy Agreement”), which shall remain in place pending the vesting of such shares and be applicable to the unvested shares. The Second Tranche Shares shall vest as follows: (i) 2,187,500 shares will vest on the 12 month anniversary of the Closing; (ii) an additional 2,187,500 shares will vest on the 24 month anniversary of the Closing; (iii) an additional 2,187,500 shares will vest on the 42 month anniversary of the Closing; and (iv) the remaining 2,187,500 shares will vest on the 60 month anniversary of the Closing;provided, however, that all unvested shares shall vest immediately prior to the effectiveness of a Change of Control. Until such time as the Second Tranche Shares shall vest in accordance with (i) through (iv), the Company Members shall be restricted from selling, transferring, pledging, hypothecating or otherwise disposing of such shares while they are unvested;

(c)           Earnout Shares. Upon meeting the Aggregate Net Revenues set forth below, and in accordance with the terms of this Agreement, the Parent shall issue the Earnout Shares to account for the prospective value of the Company as agreed to by the parties. Subject to Shareholder Approval, the Earnout Shares shall be distributed as follows:

(i)           Net Revenue Certificate. Promptly following the end of each Marking Period, but no later than ninety (90) days following the end of each such Marking Period for the first fifty eight (58) months of the Marking Period and no later than twenty (20) days in the fifty ninth (59th) month of the Marking Period, Parent’s Chief Financial Officer (or other financial officer designated by Parent) shall deliver to the Company Members a certificate (each, a “Net Revenue Certificate”) setting forth (x) the calculation of the Net Revenues for Sub LLC for each applicable Marking Period, and (y) the aggregate Net Revenues for Sub LLC which shall be determined by adding the applicable Marking Period’s Net Revenues with all Net Revenues set forth in any prior Net Revenue Certificates for any prior Marking Periods (x and y, collectively, “Aggregate Net Revenues”).

(ii)           First Earnout Shares. Upon determination of the Aggregate Net Revenues as of the end of the First Marking Period, the Parent shall issue the First Earnout Shares to the Company Members in such amounts as set forth on Exhibit B. By way of illustration, in the event the Aggregate Net Revenues during the First Marking Period are (a) $15,000,000, then the number of the First Earnout Shares shall be 2,859,375 (.190625 X $15,000,000), or (b) $25,000,000, then the Parent shall issue 4,289,063 shares, which is equal to the number of First Earnout Shares of 3,812,500 (.190625 X $20,000,000) and the number of Second Earnout Shares of 476,563 ($5,000,000 X .0953125).

(iii)           Second Earnout Shares. Upon determination of the Aggregate Net Revenues as of the end of the Second Marking Period, the Parent shall issue the Second Earnout Shares to the Company Members in such amounts as set forth on Exhibit B. By way of illustration, in the event the Aggregate Net Revenues during the First Marking Period was $25,000,000 and the Aggregate Net Revenues during the Second Marking Period is $65,000,000, then the Parent shall issue 3,574,219 shares, which is the sum of (a) zero with respect to the First Earnout Shares which were by Parent following the First Marking Period), (b) 3,335,937.5 with respect to the Second Earnout Shares (35,000,000 (the Aggregate Net Revenues during the Second Marking Period minus the Aggregate Net Revenues during the First Marking Period) X .0953125), and (c) 238,281.25 with respect to the Third Earnout Shares ($5,000,000 X ..04765625).

(iv)           Third Earnout Shares. Upon determination of the Aggregate Net Revenues as of the end of the Third Marking Period, the Parent shall issue the Third Earnout Shares to the Company Members in such amounts as set forth in Exhibit B.

(v)           Fourth Earnout Shares. Upon determination of the Aggregate Net Revenues as of the end of the Fourth Marking Period, the Parent shall issue the Fourth Earnout Shares to the Company Members in the amount set forth on Exhibit B.

(vi)           Total Potential Earnout Shares. For clarification purposes, all the Earnout Shares shall be issued by the Parent to such Company Members as set forth in this Section 2.06(c) when the Aggregate Net Revenues equal $300,000,000.

(vii)           Subdivisions and Combinations. If the Parent shall at any time after the Closing Date but prior to the Marking Period End Date subdivide its outstanding Parent Common Stock, by split-up or otherwise, or combine its outstanding Parent Common Stock, the number of Earnout Shares as to which the Company Members may have a right to receive under this Section 2.06(c) as of the date of such subdivision, split-up or combination shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination.

(d)           Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective shareholders or members thereof, each membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become a membership interest in the Company (and the membership interests of the Company into which the membership interests of Merger Sub are so converted shall be the only membership interests of the Company that are issued and outstanding immediately after the Effective Time). Each certificate, if any, evidencing ownership of membership interests of Merger Sub will evidence ownership of the Company Membership Interest.

(e)           Company Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective shareholders or members thereof, each Company Membership Interest issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, subject to the terms set forth in Section 2.06 (a) , without surrender of the certificate, if any, representing such Company Membership Interest, the Merger Consideration.

Section 2.07                                Effect of Secondary Merger on Stock and LLC Interests. At the Second Effective Time, by virtue of the Secondary Merger and without any action on the part of Parent, Merger Sub, Sub LLC, the Surviving Company, the Company or the respective shareholders or members, as applicable, thereof, (a) each membership interest of the Surviving Company that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Secondary Merger and without further action on the part of the sole member of the Surviving Company, be cancelled and extinguished for no consideration therefor, and (b) each membership interest of Sub LLC outstanding immediately prior to the Second Effective Time shall, by virtue of the Secondary Merger and without further action on the part of the sole member of Sub LLC, remain unchanged and continue to remain outstanding as a membership interest in the Surviving LLC.

Section 2.08                                Parent Payment Shares.

(a)           As a condition precedent to Closing, each Company Member shall enter into a Leak-Out Agreement in the form attached hereto as Exhibit D hereto with respect to the First Tranche Shares and the Second Tranche Shares. As a condition precedent to the issuance of any Earnout Shares, each Company Member entitled to the Earnout Shares will enter into the Leak-Out Agreement.

(b)           The Parent Payment Shares will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The certificates evidencing the Parent Payment Shares when issued shall include legends contained in the Voting Proxy Agreement, and the Leak-Out Agreement, as applicable, in addition to a legend substantially in the following form

“THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

The legend set forth in this Section 2.08(b) shall be removed by Parent from any certificate or book-entry security entitlement evidencing Parent Payment Shares upon delivery by the holder thereof to Parent of a written request to that effect if at the time of such written request (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) the legended security can be freely transferred in a transaction in compliance with Rule 144 under the Securities Act without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued the shares of Parent Payment Shares, and, in the case of (ii), upon the reasonable request of Parent’s transfer agent, the holder of such Parent Payment Shares (x) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, and/or (y) secures the delivery to Parent’s transfer agent of an opinion by counsel, in form and substance satisfactory to Parent, that such security can be freely transferred in a public sale without registration pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued the shares of Parent Payment Shares.

(c)           No Further Ownership Rights in Company Membership Interests. The agreement to pay the Merger Consideration in accordance with the terms of this Agreement in exchange for the Company Membership Interests shall be deemed to be full satisfaction of all rights pertaining to such Company Membership Interests, and there shall be no further registration of transfers on the records of the Company or the Surviving Company of Company Membership Interests which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the certificates representing the Company Membership Interests are presented to the Company or the Surviving Company for any reason, they shall be canceled without any additional consideration to any Company Member, it being understood by the parties that the sole consideration to be received by the Company Members at the Effective Time shall be the contractual right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d)           No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company, the Surviving LLC, or any party hereto shall be liable to a Company Member for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.09                                Withholding Taxes. The Company, the Parent, and the Surviving Company, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax Law or under any legal requirements or applicable orders. Parent shall give the Company Member reasonable prior notice of any amount to be withheld and the Company Member shall be entitled to review, comment upon, and request reasonable changes to such withholding and Parent shall promptly make any such changes unless Parent reasonably objects to such changes. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10           Taking of Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Membership Interests, then each of the Surviving Company, Parent and the managers, officers and directors of each of the Surviving Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.11           Tax Treatment. The Merger and Secondary Merger are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code pursuant to the principles set forth in Revenue Ruling 2001-46, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. No party hereto shall take any action or position before a Governmental Authority which is inconsistent with the intent to treat the Merger and Secondary Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Further, each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Merger and Secondary Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Neither Parent nor the Company has Knowledge of any facts or circumstances or will take or omit to take any action if such fact, circumstance, action or omission would cause the Merger and Secondary Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (e.g., as a result of a failure to meet the continuity of business enterprise requirement of Treasury Regulation Section 1.368-1(d), or otherwise).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement (unless the relevance to any other provision of this Agreement is reasonably apparent)), the Company hereby represents and warrants to the Parent, the Merger Sub and the Sub LLC as of the date hereof:

Section 3.01                                Organization and Qualification.

(a)           The Company is (i) a limited liability company duly organized, validly existing and in good standing (for jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had a Material Adverse Effect. The Company has no subsidiaries.

(b)           The Company has heretofore furnished to the Parent a complete and correct copy of the Company Constituent Documents. Such Company Constituent Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Constituent Documents. The transfer books and minute books of each of the Company have been made available for inspection by the Parent prior to the date hereof are true and complete in all material respects.

Section 3.02                                Authority.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party and, subject to obtaining the Company Member Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Managers. Except for obtaining Company Member Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any such Transaction Document or to consummate the transactions contemplated hereby and thereby. The Company Member Approval satisfies any requirements of Nevada Law with respect to this Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution each of the Transaction Documents to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Transaction Documents to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)           The Company Managers, at a meeting duly called and held at which all managers of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company Members, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Mergers, (iii) directing that this Agreement be submitted to the Company Members of the Company for adoption and approval and (iv) resolving to recommend that the Company Members vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Mergers, which resolutions have not been subsequently rescinded, modified or withdrawn in any way (the “Company Member Approval”). The Company Members have unanimously voted in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Mergers. The Company Member Approval has been validly obtained under Nevada Law and the Constituent Documents.

Section 3.03                                No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)           conflict with or violate the Company Constituent Documents;

(ii)           conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii)           require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which the Company is a party or by which Company or the Business is bound (including any Assigned Contract), except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect; or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any property, asset or right of the Company pursuant to any Material Contract.

(b)           The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c)           No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.04                                Capitalization.

(a)           The authorized capital of the Company consists of such securities as set forth on Schedule 3.04(a) of the Disclosure Schedules. Exhibit B hereof sets forth a complete and accurate list as of the date of this Agreement of all record owners of the issued and outstanding Company Membership Interests, indicating the respective number of Company Membership Interests held by each Company Member.

(b)           Except as set forth in Schedule 3.04(b) of the Disclosure Schedules, the Company has not issued or agreed to issue any: (a) Company Membership Interest or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of Company Membership Interests or other equity or ownership interests; (c) membership appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(c)           Each outstanding Company Membership Interest is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrance. All of the Company Membership Interests or other equity or ownership interests have been offered, sold and delivered by the Company in material compliance with all applicable federal and state securities laws. There are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Company Membership Interest or other equity or ownership interests of the Company. No Company Membership Interests or other equity or ownership interests of the Company have been issued in material violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Company Constituent Documents or any Contract to which the Company is a party or by which the Company is bound.

Section 3.05                                Equity Interests. The Company does not directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, or make any loan, capital contribution or other investment in, any Person.

Section 3.06                                Financial Statements; No Undisclosed Liabilities.

(a)           Audited Financial Statements. The Company has made available to the Parent and the Parent Group copies of the audited balance sheets of the Company as at August 31, 2018 and December 31, 2017 and the related statements of operations and cash flows of the Company for eight month period ended August 31, 2018 and for the period from inception (August 3, 2017) to December 31, 2017 (the “Company Financial Statements”). Each of the Company Financial Statements has been prepared in accordance with GAAP and presents fairly in all material respects the financial position and results of operations of the Company as at the dates and for the periods indicated therein. The Company has no material liabilities or obligations (i) of the nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that GAAP would require to be set forth in the balance sheet as of August 31, 2018 included in the Company Financial Statements which are not set forth therein or (ii) other than liabilities or obligations incurred in the ordinary course of the Company’s business since August 31, 2018.

(b)           The accounts receivable reflected on the audited balance sheets (the “Audited Balance Sheets”) included in the Company Financial Statements (the “Accounts Receivable”) and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on such Audited Balance Sheets or, with respect to Accounts Receivable arising after the dates of the Audited Balance Sheet, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Audited Balance Sheets or, with respect to Accounts Receivable arising after the Audited Balance Sheet dates, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(c)           Undisclosed Liabilities. Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the Audited Balance Sheet at August 31, 2018, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the August 31, 2018 or which are not, individually or in the aggregate, material in amount.

Section 3.07                                Absence of Certain Changes or Events. Since August 31, 2018, and other than in the ordinary course of business consistent with past practice or as set forth in Schedule 3.07 of the Disclosure Schedules, there has not been any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          declaration or payment of any dividends or distributions on or in respect of any of Company's Membership Interests or redemption, purchase or acquisition of Company's Membership Interests;

(c)          material change in any method of accounting or accounting practice for the business, except as required by GAAP;

(d)          material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)          entry into any Contract that would constitute a Material Contract;

(f)           incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Company except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)           transfer, assignment, sale or other disposition of any of the Company assets shown or reflected in the Audited Balance Sheet at August 31, 2018;

(h)           cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Company assets;

(i)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)            material damage, destruction or loss, or any material interruption in use, of any Company assets, whether or not covered by insurance;

(k)           acceleration, termination, material modification to or cancellation of any Contract or Permit;

(l)            material capital expenditures which would constitute a Liability;

(m)          imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the Company assets;

(n)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Company, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the business or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Company;

(o)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Company, (ii) Benefit Plan (as defined under Section 3.10), or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Company;

(q)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)           purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Company for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

(s)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08                                Compliance with Law; Permits.

(a)           Except as set forth under Schedule 3.08 of the Disclosure Schedules, the Company is and has been in compliance in all material respects with all Laws applicable to it. The Company has not received since its inception up to the date of this Agreement any notice, order, complaint or other written communication from any Governmental Authority that the Company is not in compliance with any Law applicable to it.

(b)           The Company is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”), except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company, taken as a whole. The Company is and has been in compliance in all material respects with all such Permits. To the Company’s Knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or threatened as of the date of this Agreement. The Company will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby, except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company, taken as a whole. No Permit is held in the name of any employee, member, manager, officer, director, stockholder, agent or otherwise on behalf of the Company.

Section 3.09                                Litigation. Except as set forth in Schedule 3.09 of the Disclosure Schedules, as of the date of this Agreement, there is no Action pending or, to the Company’s Knowledge, threatened against the Company, or any material property or asset of the Company, or any of the officers or managers of the Company in regards to their actions as such. As of the date of this Agreement, there is no Action pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents to which the Company is a party. As of the date of this Agreement, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Company’s Knowledge, threatened investigation by, any Governmental Authority relating to the Company, any of their respective properties or assets, any of their respective officers or directors in regards to their actions as such, or the transactions contemplated by this Agreement or the Transaction Documents. There is no Action by the Company or which the Company has commenced definitive preparations to initiate, against any other Person.

Section 3.10                                Employee Benefit Plans.

(a)           Schedule 3.10(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the business or any spouse or dependent of such individual, or under which Company has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.10(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of anyBenefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)           Except as set forth in Schedule 3.10(c) of the Disclosure Schedules, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Company or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Schedule 3.10(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)           Neither Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan;or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Schedule 3.10(e) of the Disclosure Schedules, and all contributions required to be paid by Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code / except as set forth in Schedule 3.10(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Schedule 3.10(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)       Except as set forth in Schedule 3.10(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)           Except as set forth in Schedule 3.10(g) of the Disclosure Schedules, there is no pending or, to Company's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)           There has been no amendment to, announcement by Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the business, as applicable. Neither Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the business, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i)       Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).

(j)       Except as set forth in Schedule 3.10(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, director, officer, employee, independent contractor or consultant of the business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.11                                Labor and Employment Matters.

(a)           Schedule 3.11(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the Closing Date, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.11(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Company with respect to any compensation, commissions or bonuses.

(b)           Except as set forth in Schedule 3.11(b) of the Disclosure Schedules, the Company is not, and has not been since its inception, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been since its inception, any Union representing or purporting to represent any employee of Company, and, to Company's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 3.11(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Company or any employees of the business. Company has no duty to bargain with any Union.

(c)           The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Company as consultants or independent contractors of the Company are properly treated as independent contractors under all applicable Laws. All employees of the business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Schedule 3.11(c) of the Disclosure Schedules, there are no Actions against Company pending, or to the Company's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)           Company is not subject to the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

(e)           There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To the Knowledge of the Company, no current employee, manager or officer of the Company intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated.

(f)       Neither the Company nor, to the Knowledge of the Company, any of the Company’s employees or consultants is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

(g)           All of the Company’s employees are “at will” employees, subject to any termination notice provisions included in employment agreements or required under applicable Law.

Section 3.12                                Title to, Sufficiency and Condition of Assets.

(a)           The Company has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the Audited Balance Sheets or acquired in the ordinary course of business since August 31, 2018, except those sold or otherwise disposed of for fair value since August 31, 2018 in the ordinary course of business consistent with past practice. The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for the Company to carry on its Business as currently conducted. None of the assets owned or leased by the Company is subject to any Encumbrance, other than Permitted Encumbrances.

(b)           All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.13                                Real Property.

(a)           Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. The Company does not hold or own any Owned Real Property. The Company has (i) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. To the Company’s Knowledge, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or, to the Company’s Knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Company’s Knowledge, any other party thereto.

(b)           There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company for the current or contemplated use of such real property. There are no latent defects or adverse physical conditions affecting the Leased Real Property in any material respect.

Section 3.14                                Intellectual Property.

(a)           Schedule 3.14(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has provided the Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)           Schedule 3.14(b) of the Disclosure Schedules lists all Intellectual Property Agreements. The Company has provided the Parent with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)           Except as set forth in Schedule 3.14(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor providing any services related to intellectual property, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Intellectual Property Assets. The Company has provided the Parent with true and complete copies of the form of such agreements.

(d)           The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Parent's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)           The Company's rights in the Intellectual Property Assets are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)       The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by the Company, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Company's rights with respect to any Intellectual Property Assets; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 3.15                                Tax Matters.

(a)           Tax Returns and Payments. Each income or other material Tax Return required to be filed by or on behalf of the Company with any Governmental Authority (the “Company Returns”): (i) have been filed on or before the applicable due date (including any extensions of such due date); and (ii) are accurate and completely prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes required to be paid on or before the Closing Date by the Company have been or will be timely paid in all material respects. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since inception, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.

(b)           Reserves for Payment of Taxes. The Company Financial Statements fully accrue in all material respects all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves in accordance with GAAP for all Taxes for the period from the August 31, 2018 Audited Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to thirty (30) days following the Closing Date. The Company has not incurred any liability for Taxes since the August 31, 2018 Audited Balance Sheet outside of the ordinary course of business, other than in connection with the transactions contemplated by this Agreement.

(c)           Audits; Claims. Since inception, no Company Return has been examined or audited by any Governmental Authority. Since inception, the Company has not received from any Governmental Authority any: (i) written notice initiating an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. Since inception, no extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company. No claim or legal proceeding is pending or threatened in writing against the Company in respect of any Tax. There are no Liens for Taxes upon any of the assets of the Company except Permitted Encumbrances).

(d)           Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established in accordance with GAAP).

(e)           Distributed Stock. The Company has not distributed stock of another Person, and the Company has not had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)       Adjustment in Taxable Income. The Company is not currently, and for any period for which a Company Return has not been filed, will not be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g)           280G; Tax Indemnity Agreements; Etc. There is (i) no agreement, plan, arrangement or other Contract covering any Company employee that, considered individually or considered collectively with any other such Contracts, will give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Company employee for excise taxes paid pursuant to Section 4999 of the Code. The Company currently is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than any such agreement or Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Tax). Schedule 3.15(g) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. The Company has no liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or by operation of law.

(h)           No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns. The Company is not subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Authority in writing in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i)       Tax Shelters; Listed Transactions; Etc. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not ever participated in, nor is currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which is reasonably expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j)       Section 83(b). No Person holds Company Membership Interests that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(k)           Withholding. The Company: (i) has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); and (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements in all material respects, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements.

(l)       Change in Accounting Methods; Closing Agreements; Etc. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) deferred intercompany gains or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) that were entered into or existing on or prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received outside of the ordinary course of business prior to the Effective Time.

(m)           Consolidated Groups. The Company has not ever been a member of an affiliated, combined, consolidated or unifying group (including within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company) and has never been a party to any joint venture, partnership, or, to the Company’s knowledge, other agreement that could be treated as a partnership for tax purposes.

(n)           Section 1503. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).

(o)           Section 897. The Company: (i) is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (ii) has not made the election provided under Section 897(i) of the Code.

(p)           Tax Incentives. The Company is in material compliance with all terms and conditions of any Tax Incentive and, to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(q)           Tax Attributes. The Company makes no representations or warranties regarding the amount or availability of any net operating losses of the Company, or the ability of Parent or any of its Affiliates (including the Surviving Company) to utilize such net operating losses or other Tax attributes after the Closing.

Section 3.16                                Environmental Matters. The Company is not subject to any material Environmental Laws. For purposes of this Agreement “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) releases or threatened releases of hazardous substances or materials containing hazardous substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of hazardous substances or materials containing hazardous substances; or (C) pollution or protection of the environment, health, safety or natural resources.

Section 3.17                                Material Contracts. Schedule 3.17 of the Disclosure Schedules sets forth each material Contract (each, a “Material Contract” and collectively, the “Material Contracts”) to which the Company is a party. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Company is not in default under any Material Contract and, to the Knowledge of the Company, no event, condition or occurrence exists which (with or without due notice or lapse of time, or both) would constitute such a default by the Company under any Material Contract, except for defaults that would not have a Material Adverse Effect on the Company.

Section 3.18                                Affiliate Interests and Transactions.

(a)           Except as set forth in Schedule 3.18(a), no Related Party of the Company: (i) to the Company’s Knowledge, owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or their business (other than solely by virtue of such Person’s ownership of less than 5% of the outstanding stock of publicly traded companies); (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company; or (iii) has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms or financing related transactions.

(b)           Except as set forth in Schedule 3.18(b), there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is otherwise a debtor or creditor of, any Related Party of the Company, in each case other than for services rendered to the Company by such Related Party in his or her capacity as an employee of the Company.

Section 3.19                                Insurance. Schedule 3.19 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Company or its Affiliates (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for Company since inception. Except as set forth on Schedule 3.19 of the Disclosure Schedules, there are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which Company is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Parent.

Section 3.20                                Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.21                                Privacy and Security.

(a)           The Company complies with all applicable Laws and standard industry practice applicable to business of the Company (“Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s Websites; (ii) non-personally identifiable information (including such Personal Information of visitors who use the Company’s Websites; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic mail messages.

(b)           The Company posts policies with respect to the matters set forth in Section 3.21(a) on its Websites in conformance with Privacy Laws. The Company’s privacy policy discloses how the Company uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and the Company is in compliance in all material respects with the terms of its published privacy policy.

(c)           (i) To the Company’s Knowledge, the advertisers and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) the Company has not received (and does not have Knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of any of the Company’s tracking technologies.

(d)           The Company takes reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.

Section 3.22                                Customers and Suppliers.

(a)           Schedule 3.22(a) of the Disclosure Schedules sets forth a true and complete list of (i) each customer who has paid aggregate consideration to Company for goods or services rendered in an amount greater than or equal to $100,000 for the fiscal year ended December 31, 2017 and the eight months ended August 31, 2018 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 3.22(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b)           Schedule 3.22(b) of the Disclosure Schedules the sets forth with respect to the Company (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of December 31, 2017 and the eight months ended August 31, 2018 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 3.22(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the business or to otherwise terminate or materially reduce its relationship with the business.

Section 3.23                                Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Parent and Parent Group pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PARENT, MERGER SUB AND SUB LLC

The Parent, and the Merger Sub and Sub LLC (collectively, the “Parent Group”) hereby represent and warrant to the Company as of the date hereof and, contingent upon the Closing occurring, as of the Closing Date as follows:

Section 4.01                                Organization of Parent. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of North Carolina. The Parent Group are each a limited liability company duly organized, validly existing and in good standing under the Laws of the state of North Carolina. The Parent Group are wholly-owned subsidiaries of the Parent.

Section 4.02                                Authority of Parent. Each of the Parent and the Parent Group has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent and/or the Parent Group is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Company) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

Section 4.03                                No Conflict; Consents. The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent; or (c), require the consent, notice or other action by any Person under any Contract to which Parent is a party is required. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for the Shareholder Approval, the NYSE Listing Approval, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04                                Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Parent.

Section 4.05                                Legal Proceedings. There are no Actions pending or, to Parent's Knowledge, threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06                                Merger Shares. The shares of the Parent Common Stock to be issued as Merger Consideration, prior to issuance, will have been, duly authorized by all necessary corporate actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

Section 4.07                                SEC Documents. As of their respective filing dates, none of the Parent’s periodic reports (the “SEC Documents”) filed with the SEC contain any untrue statement of material fact or omitted a statement of material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, and the Parent’s SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The Parent has filed all reports required to be filed under the Securities Exchange Act as of the date hereof. The consolidated financial statements of the Parent contained in the SEC Documents (the “Parent Financial Statements”) complied when filed in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and present fairly the financial position of Parent as of the dates thereof. The Parent has no material liabilities or obligations (i) of the nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that GAAP would require to be set forth in the balance sheet as of June 30, 2018 included in the Parent Financial Statements which are not set forth therein or (ii) other than liabilities or obligations incurred in the ordinary course of the Parent’s business since June 30, 2018.

ARTICLE V
COVENANTS

Section 5.01                                Conduct of Business by the Company Until Closing. From the date of this Agreement through the Effective Time, except as expressly contemplated by the terms of this Agreement, the Company shall (i) conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present managers, officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them and (iii) not take any action which would adversely affect or delay in any material respect the ability of either the Parent, the Parent Group or the Company to obtain any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby. In addition, and without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time, except as expressly contemplated by the terms of this Agreement and as required by applicable Law, the Company shall not do any of the following outside of the ordinary course of business consistent with past practices without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and which consent shall not be required in the event that the withholding of the Parent’s consent would cause a Material Adverse Effect:

(a)                      (i) amend or propose to amend the Company Constituent Documents, (ii) redeem, split, combine or reclassify their membership interest or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, the Company’s membership interests, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company, or (v) enter into any agreement with respect to the voting of its membership interests or other securities held by the Company;

(b)           except for the conversion of the promissory note in the principal amount of $500,000 due to Bralina Group, LLC by the Company (the “Bralina Note”) and the conversion of the promissory note in the principal amount of $500,000 due to TRW Capital Growth Fund, LLC by the Company (the “TRW Note”) in accordance with the letter agreements dated November 30, 2018, issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any membership interests of the Company, or any options, warrants or rights of any kind to acquire any membership interests of, or debt or equity securities convertible into or exchangeable for such membership interests;

(c)                      (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any membership interests of the Company, or any options, warrants or rights to acquire any of its membership interests or any security convertible into or exchangeable for its membership interests;

(d)           (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or Liabilities of the Company, in excess of $100,000 individually or $300,000 in the aggregate in any 12 month period;

(e)           sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of the Company;

(f)       except as required by any Benefit Plan or Material Contract existing on the date hereof, (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its managers, directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company who are not members, directors or executive officers of the Company, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any manager, director, officer or other employee or other service providers of the Company, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any manager, director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

(g)           knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign Law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

(h)           announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company;

(i)       make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

(j)       prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(k)           except for immaterial elections or changes, make or change any express or deemed election related to Taxes, change an annual accounting period, adopt or change any method of accounting, file an amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings relating to the Company;

(l)       except as would not reasonably be expected to be materially adverse to the Company taken as a whole, commence any litigation or proceedings with respect to Taxes, settle or compromise any Proceedings with respect to Taxes;

(m)           (i) enter into a new line of business which is material to the Company taken as a whole or (ii) open or close any facility or office of the Company;

(n)           pay, discharge or satisfy any claims, Liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities adequately reflected or reserved against in, the Company Financial Statements;

(o)           enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts the Company or, upon completion of the Mergers or any other transaction contemplated hereby, the Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or Contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice; (iii) arrangement with Persons that are Affiliates or are managers, executive officers or directors of the Company, or (iv) any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination or other similar extraordinary transaction, in each case, that would reasonably be expected to, individually or in the aggregate, materially affect the business or operations of the Company;

(p)           terminate, cancel, amend or modify any material insurance coverage policy maintained by the Company which is not promptly replaced by a comparable amount of insurance coverage;

(q)           commence, waive, release, assign, settle or compromise any material claims, or any material litigation, Proceeding or arbitration;

(r)       except as the Company managers determine in good faith is necessary to comply with their fiduciary duties, take any action to (i) render inapplicable, or to exempt any third Person from, the provisions of any state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote membership interests, or (ii) adopt or implement any membership rights agreement or plan; or

(s)           authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

Section 5.02                                Access to Information; Confidentiality.

(a)           Each of the Parent and the Company shall afford to each other’s managers, officers, employees, accountants, counsel, financial advisors, and other representatives, reasonable access (subject to applicable Laws regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date of this Agreement through the Effective Time or the termination of this Agreement, to its properties, books and records, contracts, commitments and personnel in a manner commensurate with due diligence conducted by any party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 5.02 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the parties or their respective subsidiaries, as the case may be, or create a risk of damage or destruction to any property or assets of the parties or their respective subsidiaries. During such period, the Company and the Parent shall furnish or make available promptly to each other (except as otherwise available in the SEC Documents) (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws; and (ii) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Notwithstanding the foregoing, the Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that access to such documents or information would risk waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. Except as otherwise required by applicable Law, all information obtained by the Parent and the Company, and their respective subsidiaries, pursuant to this Section 5.02 shall be kept confidential in accordance with the confidentiality agreement, dated August 13, 2018, by and between the Parent and the Company (the “Confidentiality Agreement”) or any other similar agreement among the parties.

(b)           The Company shall consult with the Parent regarding its business in a prompt manner and on a regular basis. In addition, the Company and its managers, officers and employees shall reasonably cooperate with the Parent in, and shall permit the Parent to participate in any discussions or negotiations relating to, the execution or amendment of any Material Contract of the Company.

(c)           No information or knowledge obtained in any investigation pursuant to this Section 5.02 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Mergers.

Section 5.03                                Employment Matters.

(a)           The Company’s employees listed in Schedule 3.11(a) of the Disclosure Schedules have accepted employment with the Parent or the Surviving Company and have agreed execute and deliver an offer letter and such additional documents and agreements as are customary for employees of the Parent to be effective upon consummation of the Mergers.

(b)           Nothing contained in this Section 5.03 or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of the Parent, the Surviving Company or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any employee or independent contractor, (B) to amend, terminate or modify any Employee Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by the Parent, the Surviving Company or their Affiliates at any time or from time to time or (C) grant any employee or independent contractor any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of the Parent, the Company, the Surviving Company or any of their Affiliates, including any Employee Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding anything in this Agreement to the contrary, on and after the Closing, the employment of employees by the Parent, the Surviving Company or any of their Affiliates (as applicable) shall be subject to the Parent’s usual terms, conditions and policies of employment, including the Parent’s policies regarding modifications of the terms and conditions of employment.

Section 5.04                                Public Announcements. The Company and the Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. Nothing in this Agreement shall prevent the Parent from making any public disclosure required by Law, including disclosure requirements of the SEC or of any applicable securities exchange.

Section 5.05                                Reasonable Best Efforts; Litigation.

(a)           Prior to the Closing, the Company and the Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all reasonable actions, and do, or cause to be done, all reasonable things necessary and proper under applicable Law to consummate and make effective the Mergers as promptly as practicable, (ii) obtain from any Governmental Authority or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders as may be required to be obtained or made by such party or any of their subsidiaries in connection with the consummation of the Mergers and the transactions contemplated hereby, and (iii) as promptly as practicable, make all necessary filings, if any, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under the Securities Act and the Exchange Act, and any other applicable federal or state Law. The Company and the Parent shall cooperate with each other in connection with the making of all such filings (subject to applicable Law regarding the sharing of information), if any.

(b)           Each of the Parent and the Company, as applicable, shall give (or shall cause their respective subsidiaries to give) any notices to third Persons, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third Person consents related to or required in connection with the Mergers that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time;provided, however, that, with respect to this subsection (d), neither the Company nor the Parent shall offer or pay any consideration in excess of $250.00 for all consents, approvals or waivers in the aggregate, or make any agreement or understanding affecting the business or the assets, properties or Liabilities of the Company or the Parent, as the case may be, in order to obtain any such third Person consents, approvals or waivers, except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed). If any party shall fail to obtain any consent from a third Person described in this subsection (b), such party will use its reasonable efforts, and will take any such actions reasonably requested by the other party hereto, to limit the adverse effect upon the Company and the Parent, their respective subsidiaries, and their respective businesses resulting, or that would reasonably be expected to result after the consummation of the Mergers, from the failure to obtain such consent.

(c)           Each party shall promptly notify the other parties of any Proceeding that shall be instituted or threatened against a party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement. Each party shall promptly notify the other parties of any Proceeding that may be threatened or asserted in writing, brought or commenced against such party or any of such party’s subsidiaries, that would have been disclosed pursuant to Article III or Article IV, as the case may be, if such Proceeding had arisen prior to the date hereof. Each party agrees that it shall not settle or make an offer to settle any litigation commenced against such party or any manager, director by any stockholder relating to this Agreement, the Mergers or any other transactions contemplated hereby, unless the other parties shall have consented in writing to such payment or settlement (with such consent not to be unreasonably withheld).

Section 5.06                                Parent Advances to the Company. Commencing on the date of this Agreement and until the earlier of the Effective Date or the Termination Date, the Parent shall advance the Company up to $2,000,000 under the terms and conditions of the Secured Promissory Note dated even herewith in the form attached hereto as Exhibit F-1 and the Security Agreement dated even herewith in the form attached hereto as Exhibit F-2.

Section 5.07                                 NYSE American Post-Closing. The Company acknowledges its understanding that the Parent will be required to comply with the initial listing standards of the NYSE American following the Closing and in connection with the application to list the Parent Common Stock to be issued pursuant to the terms of this Agreement. The parties hereto agree to use their best efforts to facilitate the compliance with such initial listing standards and to take such actions as are necessary and appropriate to ensure the continued listing of the Parent’s common stock following the Closing of the Mergers.

ARTICLE VI
TAX MATTERS

Section 6.01                                Tax Returns. The Parent shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company that are filed after the Closing Date. The Parent shall prepare or cause to be prepared any such Return related to a Tax period ending on or before the Closing Date in a manner consistent with the Company’s past practice, except as otherwise required by Law.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.01                                Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           No Order. No judgment, injunction, order or decree of a Governmental Authority of competent jurisdiction shall be in effect which has the effect of making the Mergers illegal or prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement.

(b)           Litigation. There shall not be pending any suit, action or proceeding by any Governmental Authority in any court of competent jurisdiction seeking to prohibit the consummation of the Mergers or any other transaction contemplated by this Agreement or that would otherwise cause a Material Adverse Effect;provided, however, that if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Authority’s request for an injunction in such suit, action or proceeding, then four Business Days following such dismissal or decision, this condition to Closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such Governmental Authority appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

(c)           NYSE American Continued Listing. The Parent shall not have received official notice from NYSE Regulation of the pending delisting of its common stock on the NYSE American.

(d)           Farm Bill. The Farm Bill shall have been passed by both the U.S. House of Representatives and the U.S. Senate and shall have been signed and approved by the President of the United States.

(e)           Coffman Employment Agreement; Appointment to Parent Board of Directors. The Surviving LLC and Coffman shall have entered into the Coffman Employment Agreement in the form attached hereto as Exhibit E. Following the Closing Date, Coffman shall be appointed to the Parent’s Board of Directors.

(f)       Dunayer Employment Agreement. The Surviving LLC and Dunayer shall have entered into the Dunayer Employment Agreement in the form attached hereto as Exhibit H.

(g)           Company Note Conversions. The Company shall have received the notices of conversion of the Bralina Note and the TRW Note in the forms previously provided to the Parent and each of the Bralina Noteholder and the TRW Noteholder shall be entitled to receive (i) a payoff of their Note, or (ii) such number of First Tranche Shares as set forth on Exhibit B hereto in full satisfaction of such amounts and in accordance with the terms of this Agreement.

Section 7.02                                Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties. Each of the representations and warranties of the Parent set forth in this Agreement, without giving effect to any materiality or Material Adverse Effect qualification therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, an Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct as of such certain date only) and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to the effect that the conditions contained in this Section 7.03(a) have been satisfied.

(b)           Performance of Obligations. The Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of the Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c)           Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(d)           Consents. The Parent shall have obtained the consent or approval of each Person or Governmental Authority whose consent or approval shall be required in connection with the Mergers and the transactions contemplated hereby.

(e)           Closing Opinion Parent Counsel. The Company shall have received an opinion and 10b-5 negative assurance letter, dated as of the Closing Date, of Pearlman Law Group LLP, as counsel to the Parent, substantially in the form of Exhibit G-1 hereto.

Section 7.03                                Additional Conditions to Obligations of the Parent. The obligation of the Parent to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Parent:

(a)           Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, without giving effect to any materiality or Material Adverse Effect qualification therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct as of such certain date only) and the Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the effect that the conditions contained in this Section 7.3(a) have been satisfied.

(b)           Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and the Parent shall have received certificates signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c)           Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect. The Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer.

(d)           Company Member Consent. The Company shall have delivered to the Parent and the Parent Group the written consent of the Company Members unanimously approving and adopting this Agreement and approve each of the transactions contemplated hereby, including the Mergers, in accordance with the Constituent Documents and Nevada Law.

(e)           Corporate Deliverables. The Parent shall have received a certificate of the Secretary of the Company dated as of the Closing Date, in form and substance reasonably satisfactory to the Parent as to (i) the Company Constituent Documents and the Company being in good standing (including attaching the Company Constituent Documents) and certificates of good standing dated not more than five Business Days prior to the Closing issued by the Secretary of State of the State of Nevada and confirmation of good standing from the State of North Carolina; (ii) the resolutions adopted by the Company Managers adopting this Agreement and approving the transactions contemplated hereby, including the Mergers; and (iii) the incumbency and signatures of the Company Managers executing this Agreement, the Transaction Documents to which the Company is a party and the other agreements, documents and instruments executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

(f)       Leak-Out Agreements. Each of Company Members shall have delivered Leak-Out Agreements in the form attached hereto as Exhibit D with respect to the shares of Parent Common Stock set forth in Sections 2.06(a) and 2.06(b), hereof.

(g)           Voting Proxy Agreement. Each of Company Members shall have delivered a Voting Proxy Agreement in the form attached hereto as Exhibit C with respect to the shares of Parent Common Stock set forth in Section 2.06(b), hereof.

(h)           Closing Opinion of Company Counsel. The Parent, the Merger Sub and the Sub LLC shall have received an opinion and 10b-5 negative assurance letter, dated as of the Closing Date, of Lance Blundell, Esq., General Counsel to the Company, substantially in the form of Exhibit G-2 hereto.

Section 7.04                                Frustration of Closing Conditions. Neither the Company, on one hand, nor the Parent, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused (to any substantial extent) by the Company’s failure or the Parent’s failure, respectively, to act in good faith to comply with this Agreement and to consummate the transactions provided for herein.

ARTICLE VIII
INDEMNIFICATION

Section 8.01                                Survival of Representations and Warranties. The representations and warranties set forth in Article III and Article IV of this Agreement shall survive until 11:59 p.m. Eastern time on the date that is eighteen (18) months (the “Expiration Date”) following the Closing Date;provided, however, that all representations and warranties shall survive beyond the Expiration Date with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the Expiration Date for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.02                                Indemnification of Parent.

(a)           From and after and by virtue of the Merger, subject to the terms of this Article VIII, the Company Members agree to severally, but not jointly, indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Company (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), from and against all out-of-pocket losses from liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses paid in connection with investigating, defending against or settling any of the foregoing, but excluding diminution in value or punitive damages, except for any punitive damages actually paid to a third party in respect of a Third Party Claim or with respect to a claim of fraud to the extent actually awarded by an arbitrator or court of competent jurisdiction and actually paid to a Governmental Authority or other third party (hereinafter individually a “Loss” and collectively “Losses”) paid by the Parent Indemnified Parties, or any of them (including the Surviving Company) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, or arising out of any of the following:

(i)           any breach of or inaccuracy in, as of the date hereof, a representation or warranty of the Company set forth in this Agreement, without giving effect to any qualifications based on the word “material” or similar phrases (including “Material Adverse Effect”) limiting the scope of such representation or warranty; and

(ii)           any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement.

(b)           Any payments made to a Parent Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

Section 8.03                                Indemnification of Company Members.

(a)           From and after and by virtue of the Merger, subject to the terms of this Article VIII, Parent agrees to indemnify and hold harmless each Company Member and such Company Member’s respective officers, directors, affiliates, employees, agents and representatives (each, a “Company Member Indemnified Party” and collectively, the “Company Member Indemnified Parties”), from and against all Losses paid by the Company Member Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, or arising out of any of the following:

(i)           any breach of or inaccuracy in, as of the date hereof, a representation or warranty of Parent, Merger Sub or Sub LLC set forth in this Agreement, without giving effect to any qualifications based on the word “material” or similar phrases (including “Material Adverse Effect”) limiting the scope of such representation or warranty; and

(ii)           any failure by Parent, Merger Sub or Sub LLC to perform or comply with any of its covenants or agreements set forth in this Agreement.

Section 8.04                                Limitations.

(a)           Except in the case of fraud, the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.02 unless and until the Parent Indemnified Parties, as a group, shall have paid at least $50,000 in Losses in the aggregate (the “Threshold Amount”), in which case the Parent Indemnified Parties shall be entitled to recover all such Losses in excess of such Threshold Amount.

(b)           Except in the case of fraud, the Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.02 shall (i) first, be against any unvested Second Tranche Shares (valued at the Indemnification Per Share Valuation), as set forth in Section 8.05, and second, be recourse against the Edge Note and (ii) be limited, in the aggregate, to $2,000,000.

(c)           In the case of any claim of fraud that is not limited to recourse as set forth in Section 8.04(b), subject to Section 8.06, the Parent Indemnified Parties shall be entitled to bring indemnification claims against CBD Holding for the portion of any Loss for which indemnification is not satisfied by the recourse provided for in Section 8.04(b) above (an “Excess Loss”), and CBD Holding will be liable for the Excess Losses, and CBD Holding will be liable in respect of such indemnification claim;provided, however, that liability of CBD Holding for all claims of fraud and indemnification claims under Section 8.02 shall be limited, in the aggregate, to the aggregate value of the Parent Payment Shares actually received by CBD Holding pursuant to Section 2.06 (it being understood that, for these purposes, each Parent Payment Share shall be valued at the Indemnification Per Share Valuation);provided, further, however, that that the foregoing shall not limit the liability of a Company Member who has committed fraud with respect to such fraud.

(d)           Except in the case of fraud, the Company Member Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.03 unless and until the Company Member Indemnified Parties, as a group, shall have paid Losses in the aggregate that exceed the Threshold Amount, in which case the Company Member Indemnified Parties shall be entitled to recover all such Losses, including such amounts as comprised any portion of such Threshold Amount;provided, however, that no indemnification claim asserting Losses (including any Losses arising out of the same or any series of related facts and circumstances) in an amount equal to or less than $50,000 will count toward the calculation of the Threshold Amount.

(e)           Except in the case of fraud, the liability of Parent for indemnification claims under Section 8.03 shall be limited, in the aggregate, to $2,000,000.

(f)       In the case of indemnification claims for cases of fraud, the aggregate liability of Parent for such indemnification claims shall be limited to the aggregate value of the Parent Payment Shares actually received by the Company Members pursuant to Section 2.06, (it being understood that, for these purposes, each Parent Payment Share shall be valued at the Indemnification Per Share Valuation.

(g)           Except for a claim of fraud, (i) no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder, and (ii) no Indemnified Party shall be permitted to assert, and no Indemnifying Party shall have any liability for, any indemnification claim asserting Losses (including any Losses arising out of the same or any series of related facts and circumstances) in an amount equal to or less than $100,000.

(h)           No Company Member shall have any right of contribution, indemnification or right of advancement from the Surviving Company, Surviving LLC or Parent with respect to any Loss for which the Parent Indemnified Parties is entitled to indemnification under Section 8.02.

(i)           The obligations of the Indemnifying Parties to indemnify any Indemnified Party for any Loss hereunder shall be reduced by the amount of any insurance proceeds, indemnification payments, contribution payments, reimbursements or other payments actually received by the Indemnified Parties in respect of such Losses or any of the events or circumstances giving rise to such Losses, in each case, net of any costs or expenses incurred in obtaining such insurance, indemnification, contribution or reimbursement, including any increases in insurance premiums resulting from any insurance recovery), and, to the extent any such amounts are received after satisfaction of an indemnification claim against the Indemnifying Parties, the Indemnified Party shall promptly pay or cause to be paid to the Indemnifying Parties the aggregate amount so received (each Company Member being entitled to their Pro Rata Portion of such amounts).

(j)           Notwithstanding anything to the contrary set forth herein, no Indemnified Party shall be entitled to indemnification for any Losses based on or arising out of the same set of facts or circumstances under more than one claim for indemnification hereunder, regardless of whether such facts or circumstances would give rise to multiple claims for indemnification hereunder.

Section 8.05                                Order of Recovery.

(a)           Subject to the other terms of this Article VIII, including the limitations of Section 8.04, all claims for indemnification by Parent Indemnified Parties under Section 8.02 shall be satisfied first, by a cancellation of a number of unvested Second Tranche Shares determined based on the Indemnification Per Share Valuation, second, or at the option of CBD Holding by a cash payment to Parent or by a cancellation of a number of Parent Payment Shares determined based on the Indemnification Per Share Valuation, and third, by means of an offset, on a dollar for dollar basis, against the amounts due under the Edge Note.

(b)           The Parent shall promptly notify Edge and CBD Holding of any offsets against the Edge Note in accordance with Section 8.04. In the event an offset against the Edge Note shall not be sufficient so as to satisfy all claims for indemnification by Parent Indemnified Parties under Section 8.02, the Parent shall promptly notify CBD Holding and CBD Holding shall promptly notify Parent of their election to pay any insufficiency in cash or through a cancellation of the number of Parent Payment Shares based upon the Indemnification Per Share Value as set forth above. In the event CBD Holding elect to pay the Parent a cash amount, such cash payment shall be made to Parent by CBD Holding within forty-five (45) days. In the event any Parent Payment Shares are so cancelled, CBD Holding will promptly execute and deliver to the Parent such documents as the Parent’s transfer agent shall reasonably request to facilitate such cancellation.

Section 8.06                                Indemnification Claim Procedures.

(a)           Subject to the limitations set forth in this Article VIII, if an Indemnified Party wishes to make an indemnification claim under this Article VIII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party and (i) stating that an Indemnified Party has paid Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item paid and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b)           If the Indemnifying Party shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.

(c)           In the event that the Indemnifying Party shall deliver an Indemnification Claim Objection Notice in accordance with Section 8.06(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Indemnifying Party and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by all parties.

(d)           If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Company Members may commence litigation in accordance with the provisions of Section 11.

Section 8.07                                Third Party Claims.

(a)           In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VIII, Parent shall notify the Company Members of such claim, and the Company Members shall have the right to defend against the Third Party Claim provided that (i) the Company Members notify Parent in writing within fifteen (15) days after Parent has given notice of the Third Party Claim that Indemnifying Parties will indemnify Parent Indemnified Parties from and against the entirety of any Losses the Parent Indemnified Parties may pay resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Company Members conduct the defense of the Third Party Claim actively and diligently.

(b)           So long as the Company Members are conducting the defense of the Third Party Claim in accordance with Section 8.07(a), the Company Members will (A) keep Parent apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit Parent Indemnified Parties to participate (at their sole cost and expense) in the defense of the Third Party Claim, (B) the Indemnifying Parties will not be responsible for any attorney’s fees or other expenses paid or incurred by the Parent Indemnified Parties regarding the Third Party Claim, and (C) the Company Members shall have the right to settle such Third Party Claim provided the settlement involves only money damages and does not include an injunction or other equitable relief.

(c)           If Parent conducts the defense of any such claim, whether by reason that the Company Members chooses not to conduct the defense of such Third Party Claim or by reason that the Company Members fails to qualify to conduct such defense in accordance with Section 8.07, Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim;provided, however, that (i) except without the consent of the Company Member, no settlement of any Third Party Claim with third party claimants shall be determinative of the amount of Losses the Parent Indemnified Parties are entitled to recover pursuant to the indemnification provisions of Article VIII relating to such matter, and (ii) the Company Members shall be permitted to participate (at the sole cost and expense of the Company Members) in the defense of such Third Party Claim and Parent will consult with the Company Members in respect of all material developments and decisions, including settlement offers, with respect to such Third Party Claim. In the event that the Company Members have consented to any such settlement, the Indemnifying Parties shall not have any power or authority to object under any provision of this Article VIII to the amount of any claim by Parent pursuant to Section 8.07 with respect to such settlement.

Section 8.08                                Sole Remedy.

(a)           The indemnification rights set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under, related to, or in connection with this Agreement and the transactions contemplated hereby, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement;provided, however, that (i) this Section 8.08 shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VIII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with claims based on fraud committed by such Indemnifying Party regardless of the capacity in which such Indemnifying Party committed such fraud.

(b)           Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any other Transaction Document against the parties thereto.

ARTICLE IX
TERMINATION

Section 9.01                                Termination

. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of the Company and the Parent;

(b)           by either the Company or the Parent:

(i)           if the Mergers have not been consummated on or before March 31, 2019 (the “Termination Date”);provided, however, that the right to terminate this Agreement pursuant to this subsection shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach, violation or failure to perform by such party of any representation, warranty, covenant, obligation or other agreement of such party set forth in this Agreement; or

(ii)           if any Governmental Authority shall have issued a final order, decree or ruling or taken any other final action enjoining or otherwise prohibiting the consummation of the Mergers and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)           by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in the failure of the conditions set forth in Section 7.01 or Section 7.02 to be satisfied, and (ii) which is either not curable or is not cured by the earlier of (A) the Termination Date and (B) the date that is 30 days following written notice from the Parent to the Company describing such breach, violation or failure in reasonable detail;provided, that the Parent is not then in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein that would cause it to fail to satisfy the conditions set forth in Section 7.03(a);

(d)           by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in the failure of the conditions set forth in Section 7.01 or Section 7.02 to be satisfied, and (ii) which is either not curable or is not cured by the earlier of (A) the Termination Date and (B) the date that is 30 days following written notice from the Company to the Parent describing such breach, violation or failure in reasonable detail;provided, that the Company is not in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein that would cause it to fail to satisfy the conditions set forth in Section 7.01 or Section 7.02;

(e)           by the Parent, in the event that (i) the Parent is not in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein that would cause it to fail to satisfy the conditions set forth in Section 7.01 or Section 7.03, and (ii) (A) the representations and warranties of the Company under Article III become inaccurate or have been breached, such that the condition set forth in Section 7.02 would not be satisfied, and the Company shall have been provided with 30 days advance written notice and an ability to cure such breach;or (B) the covenants or obligations of the Company and the Parent contained in Section 7.01 have been breached such that the condition set forth in Section 7.03 would not be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other parties.

Section 9.02                                Effect of Termination

. In the event of termination of this Agreement by either the Company or the Parent prior to the Effective Time pursuant to the provisions of Section 9.01, this Agreement shall forthwith become void, and there shall be no Liability or further obligation on the part of Parent, the Parent Group or the Company or their respective managers, officers or directors (except for the last sentence of Section XX and the entirety of Section 5.02 Section 11.01, Section 11.05 and Article IX, all of which shall survive the termination);provided, however, that nothing contained in this Section 9.02 shall relieve any party hereto from any Liability for any willful material breach of this Agreement or fraud occurring prior to termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE X
SHAREHOLDER APPROVAL

Following the Effective Date the Parent shall provide each shareholder entitled to vote at the 2019 annual meeting of shareholders of the Parent (the “2019 Annual Meeting”) a proxy statement, at the expense of the Parent, soliciting each such shareholder's affirmative vote at the 2019 Annual Meeting for approval of the Shareholder Approval with respect to all shares of Parent Common Stock which may be issued under the terms of this Agreement, including the First Tranche Shares, the Second Tranche Shares and the Earnout Shares. The Parent shall use its reasonable best efforts to solicit its shareholders' approval of such resolution and to cause the Board of Directors of the Parent to recommend to the shareholder that they approve such resolution. If, despite the Parent's reasonable best efforts the Shareholder Approval is not obtained on or prior to the 2019 Annual Meeting, the Parent shall cause an additional shareholder meeting to be held every six (6) months thereafter until such Shareholder Approval is obtained.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01                                Expenses. All fees and expenses incurred in connection with or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 11.02                                 Sumichrast Warrant. Subsequent to the Closing, under a supplemental agreement to be entered into by CBD Holding, LLC, Company Member affiliated with Coffman (“CBD Holding”), will grant Martin A. Sumichrast, CEO and Chairman of the Board of Directors of the Parent, a warrant to purchase 9% of the shares of the Parent Company Stock which may be issuable to CBD Holding pursuant to the provisions of Sections 2.06(b), 2.06(c), 2.06(d), 2.06(e) and 2.06(f) above.

Section 11.03                                Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 11.04                                Waiver. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 11.05                                Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Parent, Merger Sub, Sub LLC or the Surviving Company, to:

Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211
E-mail: Mark@levelbrands.com
Attention:
Mark S. Elliott, Chief Financial Officer and Chief Operating Officer

with a copy (which shall not constitute notice) to:

Pearlman Law Group LLP
201 S. Andrews Avenue
Suite 901
Fort Lauderdale, Florida 33301
Attention: Brian Pearlman, Esq.
E-mail: brian@pslawgroup.net

if to the Company, to:

Cure Based Development, LLC
5300 Old Pineville Rd., Suite 150
Charlotte, North Carolina 28217
Attention: R. Scott Coffman
E-mail: scoffman@datatech-global.com

with a copy (which shall not constitute notice) to:

Timothy B. Gavigan, PLLC
10700 Sikes Place, Suite 375
Charlotte, North Carolina 28277
Attention: Tim Gavigan, Esq.
E-mail: tgavigan@gaviganlaw.net

if to CBD Holding, to:

CBD Holding, LLC
500 Archdale Drive
Charlotte, North Carolina 28217
Attention: R. Scott Coffman
E-mail: scoffman@datatech-global.com

with a copy (which shall not constitute notice) to:

Timothy B. Gavigan, PLLC
10700 Sikes Place, Suite 375
Charlotte, North Carolina 28277
Attention: Tim Gavigan, Esq.
E-mail: tgavigan@gaviganlaw.net

Section 11.06                                Interpretation. When a reference is made in this Agreement to a Section, Article, Annex, Exhibit or Schedule such reference shall be to a Section, Article, Annex, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any agreement, instrument or Law defined herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, except as otherwise provided herein.

Section 11.07                                Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto) and the Transaction Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.08                                No Third-party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 11.09                                Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of North Carolina.

Section 11.10                                Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court sitting in the State of North Carolina, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Charlotte, North Carolina, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Charlotte, North Carolina as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Charlotte, North Carolina as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.11                                Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Parent or the Parent Group), and any such assignment without such prior written consent shall be null and void;provided, however that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.12                                Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in Charlotte, North Carolina, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.13                                Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14                                Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15                                Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.16                                Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or ..pdf signature shall constitute an original for all purposes.

Section 11.17                                No Presumption Against Drafting Party. Each of the Parent, Merger Sub, Sub LLC and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

Execution Version
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LEVEL BRANDS, INC.

By: /s/ Mark S. Elliott
Mark S. Elliott,
Chief Financial Officer and
Chief Operating Officer

ACQCO, LLC

By Level Brands, Inc., Manager

By: /s/ Mark S. Elliott
Mark S. Elliott,
Chief Financial Officer and
Chief Operating Officer

cbdMD LLC

By Level Brands, Inc., Manager

By: /s/ Mark S. Elliott
Mark S. Elliott,
Chief Financial Officer and
Chief Operating Officer

CURE BASED DEVELOPMENT, LLC

By: /s/ R. Scott Coffman
Name: R. Scott Coffman
Title: Manager

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Execution Version

JOINDER OF CBD HOLDING AND EDGE

CBD Holding joins in the execution of this Agreement solely as pertains to its indemnification obligations set forth in Article VIII.

CBD HOLDING, LLC

By:	Coffman Management, LLC, its Manager
By: /s/ R. Scott Coffman Name: R. Scott Coffman Title: Manager

Edge joins in the execution of this Agreement solely to consent to the possible offset of the Edge Note as provided for in Article VIII.

EDGE OF BUSINESS, LLC

By:	Coffman Management, LLC, its Manager

By: /s/ R. Scott Coffman Name: R. Scott Coffman Title: Manager

EXHIBIT B TO THE MERGER AGREEMENT

SCHEDULE OF COMPANY MEMBERS AND COMPANY MEMBERSHIP INTERESTS

Preferred Unit Holders

Member name, address, taxpayer ID number and control person	Preferred % Membership Interest	Total First Tranche Shares	Second Tranche Shares	Release 12 Mo Anniversary	Release 24 Mo Anniversary	Release 42 Mo Anniversary	Release 60 Mo Anniversary	First Earnout Shares	Second Earnout Shares	Third Earnout Shares	Fourth Earnout Shares	Total Potential Issuance

TRW Capital Growth Fund, LLC 2049 Century Park East Suite 320 Los Angeles, CA 90067 G. Tyler Runnels	0	250000(1)	0	0	0	0	0	0	0	0	0	250,000(1)

Bralina Group, LLC 5 Stonehenge Ln E. Northport, NY 11731 Abraham Mirman Susan Mirman	0	250000(1)	0	0	0	0	0	0	0	0	0	250000(1)

Edge of Business LLC 500 Archdale Dr Charlotte, NC 28217 R. Scott Coffman	61.40%	3684000	0	0	0	0	0	0	0	0	0	451440

Board Investor Group III, LLC 500 Archdale Dr Charlotte, NC 28217 Larry Mc Kinney Ivan Block William Taylor Robert Harwell John Young	14.25%	855000	0	0	0	0	0	0	0	0	0	855000

BCEZ Investments, LLC 500 Archdale Dr Charlotte, NC 28217 Caryn Dunayer	5.00%	300000	0	0	0	0	0	0	0	0	0	3000000

CBD Now, LLC 500 Archdale Drive Charlotte, NC 28217 Thomas E. Wicker	4.75%	285000	0	0	0	0	0	0	0	0	0	285000

W61, LLC 3 Craigmillar Pl Greer, SC 29650 Linnie S. Manos	0.76%	45600	0	0	0	0	0	0	0	0	0	45600

Justice Family Office, LLC 7914 Pemswood St Charlotte, NC 28277 Shannon L. Justice	10.84%	650400										650400

A New Tank, LLC 500 Archdale Dr Charlotte, NC 28217 ###-##-####	3.00%	180000										180000

Totals		6500000	0	0	0	0	0	0	0	0	0	6500000

Common Unit Holder

Member name, address, taxpayer ID number and control person	Common % Membership Interest	Total First Tranche Shares	Second Tranche Shares	Release 12 Mo Anniversary	Release 24 Mo Anniversary	Release 42 Mo Anniversary	Release 60 Mo Anniversary	First Earnout Shares	Second Earnout Shares	Third Earnout Shares	Fourth Earnout Shares	Total Potential Issuance
CBD Holding, LLC 500 Archdale Dr Charlotte, NC 28217 R. Scott Coffman	100%	0	8750000	2187500	2187500	2187500	2187500	3812500	3812500	3812500	3812500	24000000

(1)
Assumes the conversion of the Bralina Note and the TRW Note in accordance with Section 5.01(b) of the Merger Agreement.

EXHIBIT C TO THE MERGER AGREEMENT

VOTING PROXY AGREEMENT

This Voting Proxy Agreement (thee "Agreement") is entered into this _______ day of ____________, 2018, by and between the undersigned (the "Grantee"), Level Brands, Inc., a North Carolina corporation (the “Parent”) and _____________ who is appointed proxy hereunder (the "Proxyholder").

WHEREAS, on December 3, 2018 the Parent, AcqCo LLC, a North Carolina limited liability company and a wholly owned subsidiary of the Parent (“Merger Sub”), cbdMD LLC, a North Carolina limited liability company and wholly owned subsidiary of the Parent (“Sub LLC”), and Cure Based Development, LLC, a Nevada limited liability company (the “Company”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Merge Sub was merged into the Company and the Company was merged into the Sub LLC (the “Mergers”).

WHEREAS, the Grantee was a Company Member of the Company prior to the Merger.

WHEREAS, the Grantee will receive certain contractual rights to receive shares of the Parent’s common stock representing the Second Tranche Shares (as such term is defined in the Merger Agreement) in the amounts, and upon the events, set forth in the Merger Agreement (the “Parent Common Stock”).

WHEREAS, execution and delivery of this Agreement by the Grantee is a condition to the execution and delivery of the Merger Agreement by the Parent, the Merger Sub and the Sub LLC, and by the Company, respectively.

NOW, THEREFORE, in order to induce the Parent, the Merger Sub, the Sub LLC and the Company to enter into the Merger Agreement and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.
Recitals; Definitions. The foregoing recitals are true and correct and are incorporated herein by such reference. Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in that certain Merger Agreement, of even date herewith.

2.
Irrevocable Proxy. The Grantee hereby irrevocably constitutes and appoints the Proxyholder the true and lawful attorney, agent and proxy, with full power of substitution, for the Grantee for the the shares of the Parent Common Stock that the Grantee has a contractual right to receive set forth on Exhibit A attached hereto and incorporated herein, and for the respective periods set forth in such exhibit (the “Proxy Periods”), for and in the name, place and stead of the Grantee, and to vote such shares of Parent Common Stock at any and all meetings of the shareholders of the Parent, whether regular or special, and at any adjournment or adjournments thereof, and to execute with respect to said shares of Parent Common Stock any and all instruments, consents, directions or other documents relative to the corporate affairs of the Parent or calling for the approval or disapproval of any corporate act or transaction by the shareholders of the Parent, and the Grantee does hereby authorize and empower the Proxyholder to vote or otherwise act, as aforesaid, upon any and all matters and questions relating to the Parent of whatsoever nature and kind, with all powers the Grantee would possess as a shareholder if this proxy had not been granted. During the applicable Proxy Periods, the Proxyholder shall vote the Parent Common Stock in accordance with the recommendation of a majority of the independent members of the Parent’s Board of Directors.

EXHIBIT C TO THE MERGER AGREEMENT

3.
Prior Proxies. The Grantee hereby ratifies, confirms and approves everything lawful that the Proxyholder may do by virtue hereof. The Grantee hereby represents the Grantee has not executed prior proxies covering any shares of Parent Common Stock.

4.
Proxy Coupled with an Interest. This proxy is being given simultaneously with closing of the Mergers. It is uunderstood and agreed by the Grantee that this proxy is being given as a material part of the consideration for the consummation of the Mergers and that the consummation of the Mergers is conditioned upon the execution and delivery of this Agreement. All power and authority hereby conferred is coupled with an interest and is irrevocable, shall not be terminated by any act of Grantee or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Grantee. If after the execution of this Agreement the Grantee shall cease to have appropriate power or authority, or if any other such event or events shall occur, the Proxyholder is nevertheless authorized and directed to vote the Parent Common Stock in accordance with the terms of this Agreement as if such lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

5.
Scope of Proxy. Until the termination of this Agreement and the proxy granted hereby, the Proxyholder shall possess in respect of the Parent Common Stock deposited hereunder, and shall be entitled to, in his sole, absolute and uncontrolled discretion, all of the rights and powers granted hereunder, including but not by way of limitation, the right to consent for every purpose and to vote or otherwise act with respect to any and all matters and questions of whatsoever kind and nature, including, but not by way of limitation: (i) the purchase, sale, acquisition or other disposition of all or any part of the assets and business of the Parent; (ii) the readjustment of its capital structure; or (iii) the reorganization of the Parent.

6.
Relationship; Delegation. The Proxyholder is the [______________] of the Parent and is deemed to be an “independent director” under the rules and regulations of the NYSE America, LLC. The Proxyholder may appoint aany other person or persons who is then currently serving on the Parent’s Board of Directors and meets the definition of an “independent director” under the rules and regulations of the NYSE American, LLC, or any successor stock exchange on which the Parentt’s securities are then listed, to represent him at any meeting of the shareholders of the Parent and at such meeting to vote and otherwise to exercise all rights appurtenant to the proxy granted hereby; and such person or persons appointment shall be deemed the proxy and power of attorney for the Grantee. The Proxyholder may also cause the Parent Common Stock subject to the proxy granted hereunder to be voted and the rights appurtenant thereto to be exercised in any other appropriate and lawful manner.

7.
Liability. In voting the Parent Common Stock subject to the proxy granted hereunder, or acting with respect to this Agreement, the Proxyholder assumes no responsibility and shall incur no liability because of any act which he may do or omit to do while acting in good faith. Any act done or omitted by the Proxyholder pursuant to the advice of his own attorneys shall be conclusive evidence of such good faith. The Proxyholder in his individual capacity or any concern in which he may have an interest may deal with the Parent as if he in fact were not a Proxyholder hereunder and, without limiting the generality of the foregoing, any such dealing approved by a majority of the independent directors of the Parent (as that term is defined in the rules of the stock exchange on which the Parent’s securities are there listed) shall be conclusively presumed to be fair to the Parent.

EXHIBIT C TO THE MERGER AGREEMENT

8.
Legend. The Grantee hereby agrees that each outstanding certificate representing the shares Parent Common Stock shall during the applicable Proxy Period, in addition to any other legends as may be required in compliance with the Merger Agreement Federal securities laws, bear a legend reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING PROXY AGREEMENT DATED _______________ BY AND BETWEEN LEVEL BRANDS, INC., THE SHAREHOLDER LISTED ON THE FACE HEREOF AND THE PROXYHOLDER.”

A copy of this Agreement shall be filed with Parent's transfer agent of record.

9.
Power and Authority. The Grantee has the right, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; such execution, delivery and performance will not violate any applicable law, rule or regulation or any outstanding agreement or instrument to which the Grantee is a party. This Agreement constitutes a legal, valid and binding agreement on the part of the Grantee enforceable against the Grantee in accordance with its terms.

10.
Effect of Invalidity. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

12.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the North Carolina without giving effect to the conflicts of laws principles thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Proxyholder shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in Charlotte, North Carolina, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

EXHIBIT C TO THE MERGER AGREEMENT

13.
Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

14.
Role of Counsel. The Grantee acknowledges his understanding that this Agreement was prepared at the request of the Parent by Pearlman Law Group LLP, its counsel, and that such firm did not represent the Company or the Grantee in conjunction with this Agreement, the Mergers or any of the related transactions. The Grantee, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Parent:

Level Brands, Inc.
By:	_____________________________
Mark S. Elliott, Chief Financial Officer and Chief Operating Officer

Grantee:

____________________________________
[INSERT NAME]

Proxyholder:

____________________________________

EXHIBIT C TO THE MERGER AGREEMENT

Exhibit A

Second Tranche Shares	Number	Proxy Period Expires

EXHIBIT D TO MERGER AGREEMENT

LEAK-OUT AGREEMENT

Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211

Re:
Agreement and Plan of Merger dated December 3, 2018 (the “Merger Agreement”) by and among Level Brands, Inc., a North Carolina corporation (the “Parent”), AcqCo LLC, a North Carolina limited liability company and a wholly owned subsidiary of the Parent (“Merger Sub”), cbdMD LLC, a North Carolina limited liability company and wholly owned subsidiary of the Parent (“Sub LLC”) and Cure Based Development, LLC, a Nevada limited liability company (the “Company”).

Ladies and Gentlemen:

The undersigned is a Member of the Company and upon the Closing of the Mergers, the undersigned received certain contractual rights to receive shares of Parent Common Stock in the amounts and upon the events set forth Merger Agreement. In consideration of the execution of the Merger Agreement by the Company and the consummation of the Mergers, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Parent, the undersigned agrees that following the issuance of the Parent Common Stock to the undersigned [and the vesting of the Second Tranche Shares in accordance with the terms of the Merger Agreement], and subject to compliance with Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the terms and conditions of the Merger Agreement, to limit the offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any Parent Common Stock; or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any shares of Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Parent Common Stock or other securities, in cash or otherwise (clauses (1) and (2) collectively, a “Transfer”), to the lesser of (i) the volume limitations set forth in Rule 144(e) of the Securities Act, or (ii) twenty percent (20%) of such shares in any ninety (90) day period (the “Leak-Out”).

The foregoing paragraphs shall not apply to:

(a)           bona fide gifts of shares of Parent Common Stock or any security convertible into shares of Parent Common Stock, in each case that are made exclusively between and among the undersigned or members of the undersigned’s Immediate Family or Affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); or

(b)           any Transfer of shares of Parent Common Stock or any security convertible into shares of Parent Common Stock by will or intestate succession upon the death of the undersigned.

Provided that, in the case of clauses (a) and (b) above, it shall be a condition to any such transaction that (i) the transferee/donee agrees to be bound by the terms of this Leak-Out Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior, and (iii) the undersigned notifies the Parent at least five (5) business days prior to the proposed transfer or disposition;

EXHIBIT D TO MERGER AGREEMENT

(c)           transfers of shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for shares of Parent Common Stock pursuant to a bona fide third party tender offer made to all holders of the Parent Common Stock, merger, consolidation or other similar transaction involving a Change of Control of the Parent, including voting in favor of any such transaction or taking any other action in connection with such transaction, provided that in the event that such merger, tender offer or other transaction is not completed, the shares of Parent Common Stock and any security convertible into or exercisable or exchangeable for shares of Parent Common Stock shall remain subject to the restrictions set forth herein.

When used herein:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act;

“Change of Control” means the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of the Company;

“Immediate Family” means any relationship by blood, marriage or adoption, not more remote than first cousin) or any trust, limited partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or any immediate family member of the undersigned; and

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

The undersigned hereby agrees that each outstanding certificate representing the shares of Parent Common Stock shall, in addition to any other legends as may be required in compliance with the Merger Agreement and Federal securities laws, bear a legend reading substantially as follows:

“THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LEAK OUT AGREEMENT DATED _______________ BY AND BETWEEN LEVEL BRANDS, INC. AND THE SHAREHOLDER LISTED ON THE FACE HEREOF. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF LEVEL BRANDS, INC. UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LEAK-OUT AGREEMENT WHICH ARE SATISFACTORY TO LEVEL BRANDS, INC. IN ITS SOLE DISCRETION.”

A copy of this Agreement shall be filed with Parent's transfer agent of record.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Leak-Out Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representative, successors and assigns of the undersigned. All terms not otherwise defined herein shall have the same meaning as in the Merger Agreement.

EXHIBIT D TO MERGER AGREEMENT

The undersigned further acknowledges his understanding that this Agreement was prepared at the request of the Parent by Pearlman Law Group LLP, its counsel, and that such firm did not represent the Company or the undersigned in conjunction with this Agreement, the Mergers or any of the related transactions. The undersigned, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

Very truly yours,

By:______________________________
Name:
Title:

EXHIBIT E TO MERGER AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered this ___ day of ____________, 2018 (the “Effective Date”) between cbdMD LLC, a North Carolina limited liability company whose principal place of business is 4521 Sharon Road, Charlotte, NC 28211 (the “Company”) and R. Scott Coffman, an individual whose address is __________________ (the “Executive”).

RECITALS

WHEREAS, the Company is a manufacturer and distributor of a variety of cannabidiol (CBD) based products (the “Business”).

WHEREAS, the Company is a wholly-owned subsidiary of Level Brands, Inc., a North Carolina corporation (the “Parent”).

WHEREAS, the Executive served as a manager and the principal executive officer of Cure Based Development, LLC (“Cure”), an entity acquired by the Parent pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated December 3, 2018 (the “Merger Agreement”) by and among the Parent, AcqCo LLC, the Company and Cure (the “Mergers”).

WHEREAS, pursuant to the term of the Merger Agreement, at the closing of the Mergers, the Executive was appointed to the Parent’s Board of Directors (the “Parent Board”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms of this Agreement.

WHEREAS, the Executive, by virtue of the Executive's employment with the Company, will become familiar with the manner, methods, trade secrets and other confidential information pertaining to the Company's business, including the Company's client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.           Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.           Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

3.           Authority and Power During Employment Period.

  EXHIBIT E TO MERGER AGREEMENT
a.           Duties and Responsibilities. During the term of this Agreement, the Executive will serve as Chief Executive Officer of the Company and in this capacity, shall have such duties and responsibilities consistent with Executive’s title(s), status, and position as the Company’s Chief Executive Officer. The Executive will report to the Chief Executive Officer of the Parent.

b.           Time Devoted. Throughout the term of the Agreement, the Executive shall devote substantially all of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in a business other than the Business of the Company which does not compete with the Company, upon prior notice to the Audit Committee of the Parent’s Board of Directors, and provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

c.           Corporate Policies. The Executive shall abide by all corporate governance and employment policies of the Company which may be adopted or modified from time to time including, but not limited to, the Parent’s insider trading and code of ethics polities.

4.           Term. The initial term (“Initial Term”) of employment hereunder will commence on the Effective Date and end on the fifth (5th) anniversary of the Effective Date and may be extended for additional one (1) year periods (each a “Renewal Term”) upon mutual consent of the parties by written consent exchanged at least sixty (60) days before the expiration of the Initial Term or any Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement. When used herein, ‘Term” shall mean the Initial Term and any Renewal Term(s).

5.           Compensation and Benefits.

a.           Salary. The Executive shall be paid a base salary (“Base Salary”), payable in accordance with the Company's policies from time to time for senior executives, at an annual rate of one hundred and eighty thousand dollars ($180,000). The Base Salary thereafter may be increased, but not decreased, from time to time, by the Compensation Committee of the Board of Directors of the Parent (the “Parent Compensation Committee”) in connection with reviews of Executive’s performance, which such reviews shall occur no less frequently than annually.

b.           Discretionary Bonus.

(1)           The Parent Compensation Committee shall review the Executive's performance on an annual basis, and in connection with such annual review, the Executive may be entitled to receive an annual discretionary bonus (the “Annual Discretionary Bonus”) in such amount as may be determined by the Parent Board, upon recommendation of the Parent Compensation Committee, in its sole discretion. So long as the Executive is a member of the Parent Board, he shall abstain from participation in the deliberations of the Parent Board with respect to the Annual Discretionary Bonus.

  EXHIBIT E TO MERGER AGREEMENT
(2)           The Parent Compensation Committee shall commence each annual review by the last business day of January of the following year. The Annual Discretionary Bonus, if any, shall be paid to the Executive by the last business day of February of the following year, or, if no Annual Discretionary Bonus is awarded, the Parent Compensation Committee shall so notify the Executive in writing of such determination by the last business day of February of the following year. For example, the Parent Compensation Committee review for the year ending December 31, 2019 shall commence no later than January 31, 2020, and, assuming an Annual Discretionary Bonus is to be awarded, the Executive shall be paid the Annual Discretionary Bonus for the year ending December 31, 2019 on or before February 28, 2020. The Annual Discretionary Bonus, if any, may be paid to the Executive in the form of cash, equity awards made under the Parent’s 2015 Equity Compensation Plan or a combination thereof, as determined by the Parent Compensation Committee in its sole discretion.

c.           Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

d.           Vacation. During each fiscal year of the Company, the Executive shall be entitled to such amount of vacation consistent with the Executive's position and length of service to the Company.

e.           Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Parent) in performing services hereunder, provided the Executive properly accounts therefor.

f.           Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

6.           Termination.

a.           Death. This Agreement will terminate upon the death of the Executive.

b.           Disability.

  EXHIBIT E TO MERGER AGREEMENT
(1)           The Executive's employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for three (3) months after the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Company or Social Security.

(2)           “Disability,” for the purposes of this Agreement, shall be deemed to have occurred if (A) the Executive is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of ninety (90) days in any 12-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Anything herein to the contrary notwithstanding, if, following a termination of employment due to disability, the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall be offset against any compensation continuation due to the Executive hereunder.

c.           Termination by the Company For Cause.

(1)           Nothing herein shall prevent the Company from terminating Executive for Cause, as hereinafter defined. The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)           “Cause” shall mean (A) committing or participating in an injurious act of fraud, gross neglect or misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction for a felony under the laws of the United States or any state thereof; (E) violation of any Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which the Parent's securities may be listed or quoted for trading; (F) violation of the Parent’s and/or the Company's corporate governance policies; or (G) any assignment of this Agreement in violation of Section 14 of this Agreement.

(3)           Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6c(2).

  EXHIBIT E TO MERGER AGREEMENT

d.           Voluntary Termination. If the Executive terminates the Executive's employment on the Executive's own volition prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

7.           Covenant Not To Compete and Non-Disclosure of Information.

a.           Covenant Not To Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Parent Board, the Executive agrees to the following:

(1)           That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than four and ninety-nine one hundreds percent (4.99%) of the outstanding capital stock of a publicly traded company), consultant, advisor, agent or otherwise.

(2)           That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

(3)           That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within two (2) years prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

b.           Non-Disclosure of Information. The Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's sources, products, services, pricing, formula, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company's Business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Company shall be considered confidential.

  EXHIBIT E TO MERGER AGREEMENT
In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notice provision (Section 10) of this Agreement.

c.           Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; formulas; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.          Company's Clients. The “Company's Clients” shall be deemed to be any persons, partnerships, companies, professional associations or other organizations for or with whom the Company or Cure, prior to the Mergers, has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Company or Cure, prior to the Mergers, has done or is endeavoring to do business.

e.           Restrictive Period. The “Restrictive Period” shall be deemed to be one (1) year following termination of this Agreement.

f.           Restricted Area. The “Restricted Area” shall be deemed to mean the United States.

g.           Business Activities. “Business Activities” shall be deemed to include the Business, and any additional activities which the Company or any of its affiliates may engage in during any portion of the twelve (12) months prior to the termination of Executive's employment.

h.           Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive. To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

  EXHIBIT E TO MERGER AGREEMENT
i.           Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive's employment with the Company.

j.           Remedies.

(1)           The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

(2)           The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.           Indemnification. The Executive shall be covered by the Articles of Organization and Operating Agreement of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of North Carolina and Federal law, the Articles of Organization the Company and the Operating Agreement of the Company then in effect. Such reasonable expenses, including attorneys' fees, that may be covered by these indemnification provisions shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Organization, Operating Agreement and North Carolina law. To the extent that any such payments by the Company pursuant to these provisions may be subject to repayment by the Executive pursuant to the provisions of the Articles of Organization and/or Operating Agreement, or pursuant to North Carolina or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

9.           Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

  EXHIBIT E TO MERGER AGREEMENT
10.           Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.           Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.           Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.           Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

15.           Governing Law. This Agreement shall become valid when executed and accepted by the Company. The parties agree that it shall be deemed made and entered into in the State of North Carolina and shall be governed and construed under and in accordance with the laws of the State of North Carolina. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16.           Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.           Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

  EXHIBIT E TO MERGER AGREEMENT
18.           Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.           Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.           Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

21.           Venue. The Company and Executive acknowledge and agree that the U.S. District Court for the State of North Carolina, or if such court lacks jurisdiction, the State of North Carolina(or its successor) in and for Mecklenburg County, North Carolina, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22.           Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23.           Role of Counsel. The Executive acknowledges his understanding that this Agreement was prepared at the request of the Company by Pearlman Law Group LLP, its counsel, and that such firm did not represent the Executive in conjunction with this Agreement or any of the related transactions. The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

  EXHIBIT E TO MERGER AGREEMENT
THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Witness:	THE COMPANY:

_____________________________	cbdMD LLC

_____________________________	By Level Brands, Inc.,
Manager

By: ________________________
Mark S. Elliott,
Chief Financial Officer and
Chief Operating Officer

Witness:	THE EXECUTIVE

_____________________________	_____________________________
_____________________________	R. Scott Coffman

  EXHIBIT F-1 TO MERGER AGREEMENT

SENIOR SECURED PROMISSORY NOTE

U.S. $2,000,000	____________, 2018
Charlotte, North Carolina

FOR VALUE RECEIVED, the undersigned, CURE BASED DEVELOPMENT, LLC, a North Carolina limited liability company (the “Company”), hereby unconditionally promises to pay LEVEL BRANDS, INC., a North Carolina corporation (the “Holder”), on the Maturity Date (as defined in Section 1 hereof) to the order of the Holder, in lawful money of the United States of America and in immediately available funds, the principal amount of Two Million Dollars ($2,000,000) (the “Principal Amount”). Interest shall be at the rate of 6% per annum (“Interest”) based on a 360 day year, shall be payable on the Maturity Date (as defined below). This Note is being entered into in accordance with the terms and conditions of that certain Agreement and Plan of Merger dated _________, 2018 by and among the Holder, AcqCo LLC, a North Carolina limited liability company and a wholly owned subsidiary of the Holder, cbdMD LLC, a North Carolina limited liability company and wholly owned subsidiary of the Holder, and the Company (the “Merger Agreement”). All terms not otherwise defined herein shall have the same meaning as in the Merger Agreement.

1. Maturity; Acceleration. This Note shall mature one (1) year from the date of this Note (such date the “Maturity Date”). On the Maturity Date any and all outstanding Principal Amount and accrued and unpaid Interest due and owing under the Note shall be immediately paid by the Company.

2. Seniority; Security Interest.

(a) The indebtedness evidenced by this Note and the payment of the Principal Amount and Interest shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness of Company now outstanding or hereinafter incurred. “Senior,” as used herein, shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note (after giving effect to “cure” provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization or similar proceedings relating to the Company, all sums payable on this Note shall first be paid in full, with Interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of Company shall be paid over to Holder for application to the payment hereof, unless and until the obligations under this Note (which shall mean the Principal Amount and Interest shall have been paid and satisfied in full.

(b) This Note, subject to the provisions of (a) above, is secured by a first lien and security interest in all of the assets of the Company pursuant to the terms of a certain Security Agreement dated as of ____________, 2018 (the “Security Agreement”), by the Company in favor of the Holder.

(c) In the event of the Closing of the Mergers, this Note shall automatically be deemed an unsecured intercompany advance.

3. Prepayment. The Company shall have the right to prepay all or a portion of the Note at any time without notice to the Holder and without penalty.

4. Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 4:

  EXHIBIT F-1 TO MERGER AGREEMENT

(a) the Company shall default in the performance of, or violate any material covenants and agreements contained in this Note or the Security Agreement, including without limitation, the failure to pay amounts due under this Note on its Maturity Date, or Interest when due;

(b) any representation, warranty or certification made by or on behalf of the Company in this Note shall have been incorrect in any material respect when made;

(c) there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of forty-five (45) days or it ceases to operate as going concern;

(d) if the Parent shall have terminated the Merger Agreement in accordance with Sections 9.01(d) or 9.01(e) thereof;

(e) if the Company shall:

(i) admit in writing its inability to pay its debts generally as they become due;

(ii) file a voluntary petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii) convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv) consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company;

(v) on a petition in bankruptcy filed against it, be adjudicated a bankrupt;

(vi) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof; or

(vii) if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of the Company’s assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.

If any Event of Default described in clause (e) of Section 4 shall occur, the Principal Amount of this Note, together with all accrued and unpaid Interest shall automatically be and become immediately due and payable, without notice or demand. If any Event of Default (other than any Event of Default described in clause (e) of Section 4) shall occur for any reason, whether voluntary or involuntary, the Holder, may, upon written notice to the Company, declare all or any portion of the outstanding Principal Amount, together with all accrued and unpaid Interest, to be due and payable, whereupon the full unpaid Principal Amount hereof, together with all accrued and unpaid Interest shall be so declared due and payable shall be and become immediately due and payable if the default is not cured by the Company within twenty (20) days of receipt of written notice, without further notice, demand, or presentment.

  EXHIBIT F-1 TO MERGER AGREEMENT

5. Remedies. Subject to the terms of the Security Agreement, in case any one or more of the Events of Default specified in Section 4 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce the Holder’s rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.

6. Amendments and Waivers. The terms of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder.

7. Notices.

(a) Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Merger Agreement.

(b) Any party may give any notice, request, consent or other communication under this Note using any other means (including personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.

8. Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of North Carolina applicable to agreements made and to be performed entirely within such jurisdiction. Any suit, action or proceeding arising out of or relating to this Note shall be brought in any state or federal courts sitting in Charlotte, North Carolina.

10. Waivers. The non-exercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

11. Attorneys’ Fees; Costs. If any Event of Default occurs, the Company promises to pay all costs of enforcement and collection, including but not limited to, Holder’s reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

12. Successor and Assigns. This Note shall be binding upon the Company and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns.The Company may not assign or delegate any of its duties or obligations under this Note without the written consent of the Holder.

  EXHIBIT F-1 TO MERGER AGREEMENT

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Note as of the date first written above.

COMPANY:

CURE BASED DEVELOPMENT, LLC

By: _______________________________
       R. Scott Coffman, Manager

  EXHIBIT F-2 TO MERGER AGREEMENT

SECURITY AGREEMENT

This Security Agreement (the “Security Agreement”) dated as of ________________ by and between CURE BASED DEVELOPMENT, LLC, a Nevada limited liability company (the “Company”), and LEVEL BRANDS, INC., a North Carolina corporation (the “Holder”). This Note is being entered into in accordance with the terms and conditions of that certain Agreement and Plan of Merger dated _________, 2018 by and among the Holder, AcqCo, LLC, a North Carolina limited liability company and a wholly owned subsidiary of the Holder, cbdMD LLC, a North Carolina limited liability company and wholly owned subsidiary of the Holder, and the Company (the “Merger Agreement”).

BACKGROUND

The Company is issuing the Holder a Senior Secured Promissory Note in the aggregate principal amount of $2,000,000 (the “Note”). In order to induce Holder to lend the funds represented by the Note to the Company, the Company has agreed to pledge and grant a security interest in the collateral described herein to the Holder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein which are not defined shall have the meanings given to them in the Note.

2. Pledge and Grant of Security Interest. To secure the full and punctual payment and performance of all indebtedness obligations and liabilities of the Company to Holder under the Note (the “Indebtedness”), the Company hereby transfers, pledges, assigns, hypothecates, transfers and grants to the Holder a security interest in the personal property described on Schedule A annexed hereto (collectively, the “Collateral”).

3. Representations and Warranties of the Company. The Company represents and warrants to the Holder (which representations and warranties shall be deemed to continue to be made until all of the Indebtedness has been paid in full in cash) that:

(a) The execution, delivery and performance by the Company of this Security Agreement and the pledge of the Collateral hereunder do not and will not result in any violation of any agreement, indenture, instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation applicable to the Company;

(b) This Security Agreement constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms;

(c) No consent or approval of any person, corporation, governmental body, regulatory authority or other entity, is or will be necessary for the execution, delivery and performance of this Security Agreement or, the exercise by the Holder of any rights with respect to the Collateral or for the pledge and assignment of, and the grant of a security interest in, the Collateral hereunder;

(d) There are no pending or, to the best of the Company’s knowledge, threatened actions or proceedings before any court, judicial body, administrative agency or arbitrator which may materially adversely affect the Collateral;

(e) The Company has the requisite power and authority to enter into this Security Agreement and to pledge and assign the Collateral to Holder in accordance with the terms of this Security Agreement;

  EXHIBIT F-2 TO MERGER AGREEMENT

(f) The Company owns each item of the Collateral set forth on Schedule A and, except for the pledge and security interest granted to Holder hereunder, the Collateral is free and clear of any other security interest, pledge, claim, lien, charge, hypothecation, assignment, offset or encumbrance whatsoever, except as otherwise set forth on Schedule A (collectively, “Liens”); and

(g) The pledge and assignment of the Collateral and the grant of a security interest under this Security Agreement vests in the Holder all rights of the Company in the Collateral as contemplated by this Security Agreement.

4. Affirmative Covenants. Until such time as all of the Indebtedness has been paid in full in cash, the Company shall:

(a) Defend the Collateral against the claims and demands of all other parties and keep the Collateral free from all Liens and except for the Liens granted to Holder under this Security Agreement or in the ordinary course of business;

(b) In the event the Company comes into possession of any portion of the Collateral in violation of the terms of this Security Agreement, hold the same in trust for Holder and deliver to Holder such Collateral in the form received no later than two (2) business days following the Company’s receipt thereof;

(c) In the event any portion of the Collateral is held by a third party, take all action that Holder may request so as to maintain the validity, enforceability, perfection and priority of Holder’s security interest in the Collateral;

(d) Within two (2) business days of receipt thereof by the Company, deliver to Holder all notices and statements relating to the Collateral received by the Company or any third party holding the Collateral;

(e) Notify Holder promptly of (a) any adverse event relating to the Collateral or any adverse change in the value of the Collateral and (b) the Company’s intention to commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect);

(f) At the written request of Holder at any time and from time to time, at the Company’s sole expense, promptly take such action and execute and deliver such control agreements (and cause any financial institution and/or brokerage company at which any of the Collateral is maintained to enter into one or more control agreements in favor of and on terms satisfactory to Holder) and further instruments and documents as Holder may reasonably request in order to more fully perfect, evidence or effectuate the pledge and assignment hereunder and the security interest granted hereby and to enable Holder to exercise and enforce its rights and remedies hereunder. Holder is hereby authorized to file one or more financing or continuation statements under the Uniform Commercial Code of North Carolina (as in effect from time to time, the “UCC”) relating to the Collateral, naming Holder as “secured party”;

(g) Furnish to Holder such other information relating to the Collateral as Holder may from time to time reasonably request;

(h)
Conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws (as that term is defined in the Merger Agreement), use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present managers, officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with it; or

  EXHIBIT F-2 TO MERGER AGREEMENT

(i)           Except as required by applicable law, the Company shall not sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of the Company outside of the ordinary course of business consistent with past practices without the prior written consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed) and which consent shall not be required in the event that the withholding of the Holder’s consent would cause a Material Adverse Effect (as that term is defined in the Merger Agreement).

5. Events of Default.

The term “Event of Default” wherever used herein shall mean the occurrence of any one or more of the following events:

(a) An “Event of Default” under the Note shall have occurred and shall not have been cured during any applicable cure or grace period;

(b) The Company’s failure to comply with or perform any of its undertakings or obligations under this Security Agreement or the Note which failure has not been cured by the Company within ten (10) days of written notice; or

(c) Any representation, warranty, statement or covenant made or furnished to Holder by or on behalf of the Company in connection with this Security Agreement or the Note proves to have been false in any material respect when made or furnished or is breached, violated or not complied with and which failure has not been cured by the Company within ten (10) days of written notice.

6. Remedies.

Upon the occurrence of an Event of Default, the Holder may:

(a) Demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, realize upon the Collateral (or any part thereof) and/or otherwise deal with the Collateral in any and all respects as the holder thereof, in each case as Holder may determine in its sole discretion;

(b) Transfer the Collateral into its names or into the names of its nominee or nominees;

(c) Subject to the requirements of applicable law, sell, assign and deliver the whole or, from time to time any part of the Collateral, with or without demand, advertisement or notice of the time or place of sale or adjournment thereof or otherwise (all of which are hereby waived, except such notice as is required by applicable law and cannot be waived), for such price or prices and on such terms as Holder in its sole discretion may determine.

In addition to the foregoing, Holder shall have all of the rights and remedies of a secured party under applicable law and the UCC.

7. Proceeds of Collateral Agreement. The proceeds of any disposition of the Collateral under this Security Agreement shall be applied as follows:

  EXHIBIT F-2 TO MERGER AGREEMENT

(a) First, to the payment of all costs, expenses and charges of Holder and to the reimbursement of Holder for the prior payment of such costs, expenses and charges incurred in connection with the care and safekeeping of the Collateral (including, without limitation, the expenses of any sale or any other disposition of any of the Collateral), the expenses of any taking, attorneys’ fees and expenses, court costs, any other fees or expenses incurred or expenditures or advances made by Holder in the protection, enforcement or exercise of its rights, powers or remedies hereunder, with interest on any such reimbursement at the rate prescribed in the Note from the date of payment;

(b) Second, to the payment of the Note, in whole or in part, in such order as Holder may elect, whether or not such Note is then due;

(c) Third, to such persons, firms corporations or other entities as required by applicable law including, without limitation the UCC; and

(d) Fourth, to the extent of any surplus to the Company or as a court of competent jurisdiction may direct.

In the event that the proceeds of any collection, recovery, receipt, appropriation, realization or sale are insufficient to satisfy the Note, the Company shall be liable for the deficiency together with interest thereon at the rate prescribed in the Note plus the costs and fees of any attorneys employed by Holder to collect such deficiency.

8. No Waiver. Any and all of Holder’s rights with respect to the Liens granted under this Security Agreement shall continue unimpaired, and the Company shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) the bankruptcy, insolvency or reorganization of the Company, (b) the release or substitution of any item of the Collateral at any time, or of any rights or interests therein, or (c) any delay, extension of time, renewal, compromise or other indulgence granted by Holder in reference to the Note. The Company hereby waives all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consents to be bound hereby as fully and effectively as if the Company had expressly agreed thereto in advance. No delay or extension of time by Holder in exercising any power of sale, option or other right or remedy hereunder, and no failure by Holder to give notice or make demand, shall constitute a waiver thereof, or limit, impair or prejudice Holder’s right to take any action against the Company or to exercise any other power of sale, option or any other right or remedy.

9. Captions. All captions in this Security Agreement are included herein for convenience of reference only and shall not constitute part of this Security Agreement for any other purpose.

10. Miscellaneous.

(a) This Security Agreement constitutes the entire and final agreement among the parties with respect to the subject matter hereof and may not be changed, terminated or otherwise varied except by a writing duly executed by the parties hereto.

(b) No waiver of any term or condition of this Security Agreement, whether by delay, omission or otherwise, shall be effective unless in writing and signed by the party sought to be charged, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

  EXHIBIT F-2 TO MERGER AGREEMENT

(c) In the event that any provision of this Security Agreement or the application thereof to the Company or any circumstance in any jurisdiction governing this Security Agreement shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, such provisionshall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Security Agreement and the application of any such invalid or unenforceable provision to parties, jurisdictions, or circumstances other than to whom or to which it is held invalid or unenforceable shall not be affected thereby, nor shall same affect the validity or enforceability of any other provision of this Security Agreement.

(d) This Security Agreement shall be binding upon the Company, and the Company’s successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.

(e) Any notice or other communication required or permitted pursuant to this Security Agreement shall be given in accordance with the notice provisions of the Note.

(f) This Security Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of North Carolina.

(g) EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS SECURITY AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OTHER AGREEMENT EXECUTED OR DELIVERED BY THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(h) THE PARTIES HERETO EXPRESSLY CONSENT TO THE JURISDICTION AND VENUE OF EACH COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NORTH CAROLINA FOR ALL PURPOSES IN CONNECTION WITH THIS SECURITY AGREEMENT. ANY JUDICIAL PROCEEDING BY THE PARTIES AGAINST ANY OTHER PARTY INVOLVING, DIRECTLY OR INDIRECTLY ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS SECURITY AGREEMENT SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN CHARLOTEE, NORTH CAORLINA. THE PARTIES HERETO WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREON AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS.

(i) This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed an original signature hereto.

  EXHIBIT F-2 TO MERGER AGREEMENT

(j) This Security Agreement shall be governed by and construed under the law of the State of North Carolina (the "Jurisdiction") without regard to the Jurisdiction's conflict of laws principles, except to the extent that the UCC requires the application of the law of a different Jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Security Agreement as of the day and year first written above.

CURE BASED DEVELOPMENT, LLC

By:
R. Scott Coffman, Manager

HOLDER

LEVEL BRANDS, INC.

By:
Mark S. Elliott, Chief Financial Officer
and Chief Operating Officer

SECURITY AGREEMENT DATED _________________

  EXHIBIT F-2 TO MERGER AGREEMENT

SCHEDULE A

Description of Collateral

All assets, copyrights, trademarks, intellectual property, and any patents pending.

EXHIBIT G-1 TO MERGER AGREEMENT

Opinion of Pearlman Law Group LLP

1. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of North Carolina. The Parent Group are each a limited liability company duly organized, validly existing and in good standing under the Laws of the state of North Carolina. The Parent Group are wholly-owned subsidiaries of the Parent.

2. Each of the Parent and the Parent Group has full corporate power and authority to enter into the Merger Agreement and the other Transaction Documents to which Parent and/or the Parent Group is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Parent of the Merger Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations thereunder and the consummation by Parent of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Parent. The Merger Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Company) the Merger Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

3. The execution, delivery and performance by Parent of the Merger Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent; or (c), require the consent, notice or other action by any Person under any Contract to which Parent is a party is required. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of the Merger Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby, except for the Shareholder Approval, the NYSE Listing Approval, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

4. To our Knowledge there are no Actions pending or threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Merger Agreement. To our Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5. The shares of the Parent Common Stock to be issued as Merger Consideration, prior to issuance, will have been, duly authorized by all necessary corporate actions and, when so issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

6. To our Knowledge, as of their respective filing dates, none of the SEC Documents filed with the SEC contain any untrue statement of material fact or omitted a statement of material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading. To our Knowledge the Parent’s SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. To our Knowledge the Parent has filed all reports required to be filed under the Exchange Act.

7. Nothing has come to our attention that caused us to believe that Merger Agreement or the other Transactional Documents contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

EXHIBIT G-2 TO MERGER AGREEMENT

Opinion of Company Counsel

1. The Company is an entity duly formed and validly existing under the laws of the jurisdiction of its formation and is in good standing under such laws. The Company has the requisite corporate power to own, lease and operate its properties and to conduct its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which such qualification is necessary to conduct its business, except where the failure to be so qualified would not reasonably be expected to result in any Material Adverse Effect.

2. The Company has full corporate power and authority to execute and deliver the Merger Agreement and each of the Transaction Documents to which it will be a party and, subject to Company Member Approval, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Merger Agreement and each of the Transaction Documents to which the Company is party and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by the Company Managers. Except for obtaining Company Member Approval, no other corporate proceedings on the part of the Companyare necessary to authorize the execution, delivery or performance of the Merger Agreement or any such Transaction Document or to consummate the transactions contemplated thereby. The Merger Agreement has been, and upon their execution each of the Transaction Documents to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, the Merger Agreement constitutes, and upon their execution each of the Transaction Documents to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

3. The Company Managers, at a meeting duly called and held at which all managers of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of the Merger Agreement, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company Members, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers, (iii) directing that the Merger Agreement be submitted to the Company Members of the Company for adoption and approval, and (iv) resolving to recommend that the Company Members vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The Company Members have unanimously voted in favor of the adoption and approval of the Merger Agreement and the transactions contemplated hereby, including the Mergers. The Company Member Approval has been validly obtained under Nevada Law and the Constituent Documents.

4. The execution, delivery and performance by the Company of the Merger Agreement and each of the Transaction Documents to which the Company is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not (i) conflict with or violate the Company Constituent Documents; (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or, to our Knowledge, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which the Company is a party or by which Company or the Business is bound (including any Assigned Contract), except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect; or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any property, asset or right of the Company or any of its Subsidiaries pursuant to any Material Contract.

  EXHIBIT G-2 TO MERGER AGREEMENT

5. The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of the Merger Agreement and each of the Transaction Documents to which the Company will be a party or the consummation of the transactions contemplated thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

6. No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by the Merger Agreement or the Transaction Documents.

7. To our Knowledge, there is no Action pending or threatened against the Company, or any material property or asset of the Company, or any of the officers or managers of the Company in regards to their actions as such. To our Knowledge, there is no Action pending or, to our Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by the Merger Agreement or the other Transaction Documents to which the Company is or will be a party. To our Knowledge, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to our Knowledge, threatened investigation by, any Governmental Authority relating to the Company, any of its respective properties or assets, any of its officers or directors in regards to their actions as such, or the transactions contemplated by the Merger Agreement and the Transaction Documents. To our Knowledge there is no Action by the Company or which the Company has commenced definitive preparations to initiate, against any other Person.

8. To our Knowledge, the authorized capital of the Company set forth in the Disclosure Schedules is a true, complete and accurate list of all record owners of the issued and outstanding Company Membership Interests and constitutes all of the holders of membership interests in the Company.

9. To our Knowledge the Company has not issued or agreed to issue any: (a) Company Membership Interest or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of Company Membership Interests or other equity or ownership interests; (c) membership appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

10. To our Knowledge, each outstanding Company Membership Interest is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the Company Membership Interests or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in material compliance with all applicable federal and state securities laws. To our Knowledge, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Company Membership Interest or other equity or ownership interests of the Company or its Subsidiaries. No Company Membership Interests or other equity or ownership interests of the Company have been issued in material violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Company Constituent Documents or any Contract to which the Company is a party or by which the Company is bound.

  EXHIBIT G-2 TO MERGER AGREEMENT

11. To our Knowledge, the Company does not directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, or make any loan, capital contribution or other investment in, any Person.

12. To our Knowledge, the Company is in possession of all Permits except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To our Knowledge, each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. To our Knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or threatened. To our Knowledge, the Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the Mergers, except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To our Knowledge, no Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

13. To our Knowledge, the Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. To our Knowledge, all individuals characterized and treated by Company as consultants or independent contractors of the Company are properly treated as independent contractors under all applicable Laws. To our Knowledge, there are no Actions against Company pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

14. To our Knowledge, none of the Company’s employees or consultants is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

15. To our Knowledge, each Intellectual Property Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. To our Knowledge, none of the Company or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. To our Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

16. The Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The consummation of the transactions contemplated by the Merger Agreement and the Transaction Documents will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Parent's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted. The Company's rights in the Intellectual Property Assets are valid, subsisting and enforceable. To our Knowledge, the Company has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

  EXHIBIT G-2 TO MERGER AGREEMENT

17. To our Knowledge, the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by the Company, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To our Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets. To our Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Company's rights with respect to any Intellectual Property Assets; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. To our Knowledge, the Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

18. To our Knowledge, there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established in accordance with GAAP).

19. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. To our Knowledge, the Company is not in default under any Material Contract and no event, condition or occurrence exists which (with or without due notice or lapse of time, or both) would constitute such a default by the Company under any Material Contract, except for defaults that would not have a Material Adverse Effect on the Company.

20. To our Knowledge, no Related Party of the Company: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or their business (other than solely by virtue of such Person’s ownership of less than 5% of the outstanding stock of publicly traded companies); (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company; or (iii) has or hashad any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms or financing related transactions.

21. Nothing has come to our attention that caused us to believe that Merger Agreement or the other Transactional Documents contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

EXHIBIT H TO MERGER AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered this ___ day of ____________, 2018 (the “Effective Date”) between cbdMD LLC a North Carolina limited liability company whose principal place of business is 4521 Sharon Road, Charlotte, NC 28211 (the “Company”) and Caryn Dunayer, an individual whose address is __________________ (the “Executive”).

RECITALS

WHEREAS, the Company is a manufacturer and distributor of a variety of cannabidiol (CBD) based products (the “Business”).

WHEREAS, the Company is a wholly-owned subsidiary of Level Brands, Inc., a North Carolina corporation (the “Parent”).

WHEREAS, the Executive served as a manager and the president of Cure Based Development, LLC (“Cure”), an entity acquired by the Parent pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated December 3, 2018 by and among the Parent, AcqCo LLC, the Company and Cure (the “Mergers”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms of this Agreement.

WHEREAS, the Executive, by virtue of the Executive's employment with the Company, will become familiar with the manner, methods, trade secrets and other confidential information pertaining to the Company's business, including the Company's client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.           Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.           Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

3.           Authority and Power During Employment Period.

a.           Duties and Responsibilities. During the term of this Agreement, the Executive will serve as President of the Company and in this capacity, shall have such duties and responsibilities consistent with Executive’s title(s), status, and position as the Company’s President. The Executive will report to the Company’s Chief Executive Officer.

  EXHIBIT H TO MERGER AGREEMENT

b.           Time Devoted. Throughout the term of the Agreement, the Executive shall devote substantially all of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in a business other than the Business of the Company which do not compete with the Company, upon notice to the Audit Committee of the Parent’s Board, provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

c.           Corporate Policies. The Executive shall abide by all corporate governance and employment policies of the Company which may be adopted or modified from time to time including, but not limited to, the Parent’s insider trading and code of ethics polities.

4.           Term. The initial term (“Initial Term”) of employment hereunder will commence on the Effective Date and end on the third (3rd) anniversary of the Effective Date and may be extended for additional one (1) year periods (each a “Renewal Term”) upon mutual consent of the parties by written notice given by the Company to the Executive at least sixty (60) days before the expiration of the Initial Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement. When used herein, ‘Term” shall mean the Initial Term and any Renewal Term(s).

5.           Compensation and Benefits.

a.           Salary. The Executive shall be paid a base salary (“Base Salary”), payable in accordance with the Company's policies from time to time for senior executives, at an annual rate of one hundred twenty-five thousand dollars ($125,000). The Base Salary thereafter may be increased, but not decreased, from time to time, by the Compensation Committee of the Board of Directors of the Parent (the “Parent Compensation Committee”) in connection with reviews of Executive’s performance, which such reviews shall occur no less frequently than annually.

b.           Discretionary Bonus.

(1)           The Parent Compensation Committee shall review the Executive's performance on an annual basis, and in connection with such annual review, the Executive may be entitled to receive an annual discretionary bonus (the “Annual Discretionary Bonus”) in such amount as may be determined by the Parent Board, upon recommendation of the Parent Compensation Committee, in its sole discretion.

  EXHIBIT H TO MERGER AGREEMENT
(2)           The Parent Compensation Committee shall commence each annual review by the last business day of January of the following year. The Annual Discretionary Bonus, if any, shall be paid to the Executive by the last business day of February of the following year, or, if no Annual Discretionary Bonus is awarded, the Parent Compensation Committee shall so notify the Executive in writing of such determination by the last business day of February of the following year. For example, the Parent Compensation Committee review for the year ending December 31, 2019 shall commence no later than January 31, 2020, and, assuming an Annual Discretionary Bonus is to be awarded, the Executive shall be paid the Annual Discretionary Bonus for the year ending December 31, 2019 on or before February 28, 2020. The Annual Discretionary Bonus, if any, may be paid to the Executive in the form of cash, equity awards made under the Parent’s 2015 Equity Compensation Plan or a combination thereof, as determined by the Parent Compensation Committee in its sole discretion.

c.           Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

d.           Vacation. During each fiscal year of the Company, the Executive shall be entitled to such amount of vacation consistent with the Executive's position and length of service to the Company.

e.           Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Parent) in performing services hereunder, provided the Executive properly accounts therefor.

f.           Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

6.           Termination.

a.           Death. This Agreement will terminate upon the death of the Executive.

b.           Disability.

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(1)           The Executive's employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for three (3) months after the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Company or Social Security.

(2)           “Disability,” for the purposes of this Agreement, shall be deemed to have occurred if (A) the Executive is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of ninety (90) days in any 12-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Anything herein to the contrary notwithstanding, if, following a termination of employment due to disability, the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall be offset against any compensation continuation due to the Executive hereunder.

c.           Termination by the Company For Cause.

(1)           Nothing herein shall prevent the Company from terminating Executive for Cause, as hereinafter defined. The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)           “Cause” shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction for a felony under the laws of the United States or any state thereof;(E) violation of any Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which the Parent's securities may be listed or quoted for trading; (F) violation of the Parent’s and/or the Company's corporate governance policies; or (G) any assignment of this Agreement in violation of Section 14 of this Agreement.

(3)           Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6c(2).

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d.           Termination by the Company Other Than For Cause.

(1)           The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate;provided, however, that in the event such termination is not based on Cause, as provided in Section 6c above, the Company may terminate this Agreement upon giving the Executive thirty (30) days' prior written notice. During such thirty (30) day period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement. Notwithstanding any such termination, the Company shall continue to pay to the Executive the Base Salary and Executive Benefits he would be entitled to receive under this Agreement for the balance of the Term of this Agreement in accordance with the Company's regular payroll policies.

(2)           In the event that the Executive's employment with the Company is terminated pursuant to this Section 6d or Section 6f, then Section 7a of this Agreement and all references thereto shall be voidable as to the Executive and the Company. In addition, in the event that the Executive's employment with the Company is terminated pursuant to this Section 6d or Section 6f, the Executive's stock options and/or restricted shares granted to the Executive during the Term (to the extent not fully vested as of the termination date), shall become fully vested as of the termination date, and the Executive shall be permitted to exercise such options for up to twelve (12) months following the termination date.

e.           Voluntary Termination. If the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6f prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

f.           Constructive Termination of Employment. A termination by the Company without Cause under Section 6d (a “Constructive Termination”) shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

(1)           a material breach of the Agreement by the Company;

(2)           failure by a successor company to assume the obligations under the Agreement; and/or

(3)           a material change in the Executive’s duties and responsibilities as described in Section 3a hereof.

Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Parent Board that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 6f, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Company shall then be given the opportunity, within thirty (30) days of its receipt of such notice, to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event and in no event will there be any period to cure following the occurrence of two events described in this Section 6f.

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7.           Covenant Not To Compete and Non-Disclosure of Information.

a.           Covenant Not To Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Parent Board, the Executive agrees to the following:

(1)           That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than four and ninety-nine one hundreds percent (4.99%) of the outstanding capital stock of a publicly traded company), consultant, advisor, agent or otherwise.

(2)           That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

(3)           That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within two (2) years prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

b.           Non-Disclosure of Information. The Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's sources, products, services, pricing, formula, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company's Business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Company shall be considered confidential.

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In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notice provision (Section 10) of this Agreement.

c.           Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements;formulas;summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts;books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.           Company's Clients. The “Company's Clients” shall be deemed to be any persons, partnerships, companies, professional associations or other organizations for or with whom the Company or Cure, prior to the Mergers, has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Company or Cure, prior to the Mergers, has done or is endeavoring to do business.

e.           Restrictive Period. The “Restrictive Period” shall be deemed to be one (1) year following termination of this Agreement.

f.           Restricted Area. The “Restricted Area” shall be deemed to mean the United States.

g.           Business Activities. “Business Activities” shall be deemed to include the Business, and any additional activities which the Company or any of its affiliates may engage in during any portion of the twelve (12) months prior to the termination of Executive's employment.

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h.           Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive. To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

i.           Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive's employment with the Company.

j.           Remedies.

(1)           The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

(2)           The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

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8.           Indemnification. The Executive shall be covered by the Articles of Organization and Operating Agreement of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of North Carolina and Federal law, the Articles of Organization the Company and the Operating Agreement of the Company then in effect. Such reasonable expenses, including attorneys' fees, that may be covered by the these indemnification provisions shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Organization, Operating Agreement and North Carolina law. To the extent that any such payments by the Company pursuant to these provisions may be subject to repayment by the Executive pursuant to the provisions of the Articles of Organization and/or Operating Agreement, or pursuant to North Carolina or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

9.           Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10.           Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.           Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.           Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

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13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.          Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

15.           Governing Law. This Agreement shall become valid when executed and accepted by the Company. The parties agree that it shall be deemed made and entered into in the State of North Carolina and shall be governed and construed under and in accordance with the laws of the State of North Carolina. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16.           Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.           Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.           Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.           Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.           Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

21.           Venue. The Company and Executive acknowledge and agree that the U.S. District Court for the State of North Carolina, or if such court lacks jurisdiction, the State of North Carolina(or its successor) in and for Mecklenburg County, North Carolina, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

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22.           Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23.           Role of Counsel. The Executive acknowledges his understanding that this Agreement was prepared at the request of the Company by Pearlman Law Group LLP, its counsel, and that such firm did not represent the Executive in conjunction with this Agreement or any of the related transactions. The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Witness:	THE COMPANY:

_____________________________	cbdMD LLC

_____________________________	By Level Brands, Inc.,
Manager

By: ________________________
Mark S. Elliott,
Chief Financial Officer and
Chief Operating Officer

Witness:	THE EXECUTIVE

_____________________________	_____________________________
_____________________________	Caryn Dunayer